UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SRA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SRA INTERNATIONAL, INC.

4300 FAIR LAKES COURT

FAIRFAX, VA 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 28, 2009

The Annual Meeting of Stockholders of SRA International, Inc., or SRA, will be held at The Tower Club, 8000 Towers Crescent Drive, 17th Floor, Vienna, Virginia 22182 on Wednesday, October 28, 2009 at 8:30 a.m., local time (the “Annual Meeting”), to consider and act upon the following matters:

1.	To approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors so that all Directors will be elected annually.

2.	Subject to the approval of Proposal No. 1, to elect ten persons nominated by the Board of Directors to serve as Directors of the Company for a term of one year each, and to remain in office until successors are elected and qualified or until their earlier resignation or removal. Alternatively, if Proposal No. 1 is not approved and the Board is not declassified, then to elect three persons nominated by the Board of Directors to serve as Class II Directors of the Company for a three-year term and to remain in office until successors are elected and qualified or until their earlier resignation or removal.

3.	To ratify the selection by the Audit and Finance Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof by or at the direction of the Board of Directors.

Stockholders of record at the close of business on August 31, 2009 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Internet Notice”) that you received in the mail (described below) and that is also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to SRA International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Internet Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and the Company’s Annual Report on Form 10-K, or Form 10-K, are available for viewing, printing and downloading at www.sra.com/annual-report-2009/10k.html.

By Order of the Board of Directors,

Mark D. Schultz, Secretary

Fairfax, Virginia

September 17, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

SRA INTERNATIONAL, INC.

4300 FAIR LAKES COURT

FAIRFAX, VA 22033

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, OCTOBER 28, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SRA, for use at our Annual Meeting and at any adjournment or postponement of that meeting. All executed proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Corporate Secretary or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

On August 31, 2009, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 44,220,027 shares of class A common stock, $0.004 par value per share, and 13,100,736 shares of class B common stock, $0.004 par value per share, which constitutes all of our voting stock, and which we collectively refer to as the “common stock.” Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

Our Form 10-K for the year ended June 30, 2009, together with these proxy materials, are first being sent or given to stockholders, on or about September 18, 2009.

VOTES REQUIRED

Approval of the Declassification of our Board of Directors. This proposal requires the affirmative vote of the holders of 67% of the voting power of the shares of common stock outstanding and entitled to vote thereon. For this vote, abstentions and broker non-votes have the effect of a vote against this proposal.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees for Director. For this vote, broker non-votes and withheld votes have no impact on the vote.

Ratification of Appointment of Deloitte & Touche LLP. This proposal requires the affirmative vote of the holders of a majority of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and voting thereon. For this vote, abstentions and broker non-votes will be disregarded and will have no impact on the vote.

The holders of shares of common stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voted on such matter.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Securities and Exchange Commission, on or about September 18, 2009, we will mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Internet Notice, to our stockholders. Our Proxy Statement and Form 10-K are available at http://www.sra.com/investors/sec-filings.php. As described in the Internet Notice, any stockholder, at no cost to the stockholder, may request to receive proxy materials in printed form by mail or electronically by e-mail.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for share/stockholders and cost savings for companies.

Some banks, brokers and other nominee record holders with account holders who are our stockholders may be participating in the practice of “householding” our proxy materials and annual reports. This means that only one copy of our Internet Notice may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Internet Notice or our proxy statement and Form 10-K to stockholders if you call or write us at the following address or phone number: SRA

International, Inc., 4300 Fair Lakes Court, Fairfax, Virginia 22033, phone: (703) 803-1500, Attention: Mr. David Keffer, Vice President, Investor Relations. If you want to receive separate copies of our Internet Notice or our Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us using the above address and phone number.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2009 by (i) each person or entity who is known by us to be the beneficial owner of more than 5% of the outstanding shares of class A common stock or class B common stock, (ii) each Director or nominee for Director, (iii) each of the executive officers named in the Summary Compensation Table section of this proxy statement, who we refer to in this proxy statement as the named executive officers, and (iv) all current Directors and executive officers as a group. Unless otherwise indicated, and subject to community property laws where applicable, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person or entity. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Applicable percentages are based on 44,220,027 shares outstanding of class A common stock and 13,100,736 shares outstanding of class B common stock on August 31, 2009, adjusted as required by rules promulgated by the Securities and Exchange Commission.

Unless otherwise indicated, the address of each person is c/o SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

	Number of Shares Beneficially Owned (1)(2)		Class Owned (%)		Percentage of Total Voting Power
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Stanton D. Sloane	219,052	—	*	—	*
Richard J. Nadeau	6,700	—	*	—	*
Melissa A. Burgum (3)	19,492	—	*	—	*
Stephen C. Hughes (4)	231,796	—	*	—	*
Barry S. Landew (5)	650,768	—	1.5%	—	*
Timothy J. Atkin	61,845	—	*	—	*
Mark D. Schultz	10,701	—	*	—	*
Joseph P. Burke	146,338	—	*	—	*
Ernst Volgenau (6)	113,078	12,050,736	*	92.0%	68.8%
John W. Barter	48,364	—	*	—	*
Larry R. Ellis	11,218	—	*	—	*
Edmund P. Giambastiani, Jr	5,275	—	*	—	*
Miles R. Gilburne	57,775	—	*	—	*
William T. Keevan	7,775	—	*	—	*
Michael R. Klein	71,891	—	*	—	*
David H. Langstaff	111,039	—	*	—	*
Gail R. Wilensky	33,442	—	*	—	*
All Directors and executive officers as a group (18 persons) (7)	1,881,143	12,050,736	4.2%	92.0%	69.5%
William K. Brehm (8)	209,792	1,050,000	*	8.0%	6.1%
Artisan Partners Limited Partnership (9) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,545,000	—	5.8%	—	1.5%
Barclays Global Investors (10) 400 Howard Street San Francisco, CA 94105	2,482,561	—	5.6%	—	1.4%
Capital World Investors (11) 333 South Hope Street Los Angeles, CA 90071	2,250,000	—	5.1%	—	1.3%
EARNEST Partners, LLC (12) 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309	3,158,664	—	7.1%	—	1.8%
Janus Capital Management, LLC (13) 151 Detroit Street Denver, CO 80206	2,303,325	—	5.2%	—	1.3%
Royce & Associates, LLC (14) 745 Fifth Avenue, New York, NY 10151	4,408,875	—	10.0%	—	2.5%
Vaughan Nelson Investment Management, L.P. (15) 600 Travis Street, Suite 6300 Houston, TX 77002	2,900,117	—	6.6%	—	1.7%

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after August 31, 2009 through the exercise of any stock option or other right.
(2)	Includes the following number of shares of class A common stock issuable upon exercise of options: Stanton D. Sloane, 107,031; Richard J. Nadeau, 0; Melissa A. Burgum, 10,387; Stephen C. Hughes, 223,420; Barry S. Landew, 136,260; Timothy J. Atkin, 31,790; Mark D. Schultz, 3,750; Joseph P. Burke, 84,266; John W. Barter, 44,064; Larry R. Ellis, 3,656; Edmund P. Giambastiani, Jr., 2,255; Miles R. Gilburne, 42,039; William T. Keevan, 2,180; Michael R. Klein, 62,884; David H. Langstaff, 102,039; Gail R. Wilensky, 30,000; and William K. Brehm, 8,134.
(3)	Ms. Burgum was appointed acting Chief Financial Officer on January 30, 2009. Effective June 1, 2009, she returned to her position as the Company’s Corporate Controller.
(4)	Mr. Hughes served as the Company’s Chief Financial Officer and Executive Vice President Operations until January 30, 2009. He separated employment from the Company on June 30, 2009.
(5)	Mr. Landew served as Executive Vice President, Strategic Development and separated employment from the Company on May 15, 2009.
(6)	Includes 1,104,965 shares of class B common stock held by a grantor retained annuity trust, of which Dr. Volgenau’s wife is the trustee.
(7)	Includes 942,829 shares of class A common stock issuable upon exercise of options and includes 1,104,965 shares of class B common stock held in the grantor retained annuity trust as described in the notes above.
(8)	Includes 200,000 shares of class A common stock held by Mr. Brehm’s spouse.
(9)	Based solely upon a Schedule 13G filed on February 13, 2009.
(10)	Based solely upon a Schedule 13G filed on February 5, 2009.
(11)	Based solely upon a Schedule 13G filed on February 12, 2009.
(12)	Based solely upon a Schedule 13G filed on February 17, 2009.
(13)	Based solely upon a Schedule 13G filed on February 17, 2009.
(14)	Based solely upon a Schedule 13G filed on January 30, 2009, as amended on July 9, 2009.
(15)	Based solely upon a schedule 13G filed on February 17, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2009, all Section 16(a) filing requirements applicable to our officers, Directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 1: AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

General

Article IX of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) establishes three (3) classes of Directors (Class I, Class II and Class III) with terms of three years each. Generally, absent the earlier resignation or removal of a Class member, the terms of the classes are staggered and one Class stands for re-election at each annual meeting of stockholders. The Company’s Board of Directors, or the Board, has unanimously approved and declared advisable an amendment of Article IX of the Company’s Certificate of Incorporation to declassify the Board of Directors, remove the class designations for each of the Director’s terms and institute annual voting for each Director to serve a one year term, subject to, in the case of the amendment to the Certificate of Incorporation, stockholder approval at the Annual Meeting. If approved and adopted by the Company’s stockholders, the amendment to the Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) immediately following the vote at the Annual Meeting and will be in effect immediately upon such filing. The form of the proposed amendments to the Certificate of Incorporation are set forth as Appendix A to this Proxy Statement. The amendments to Article IX will result in the reduction of the remaining terms of our Class I and Class III Directors, who will each stand for election at this Annual Meeting, along with the Class II Directors, whose terms expired at the Annual Meeting. Thus, all ten members of the Board will be standing for election at this Annual Meeting, if the proposed amendment is adopted.

The Directors currently serving in Class I and Class III have indicated their support for the elimination of the Company’s staggered board structure by agreeing to resign from their current terms if they are elected to new one-year terms at the Annual Meeting. However, even if a Director serving in Class I or Class III is not re-elected to a new term at the Annual Meeting (and therefore his or her conditional resignation from such current term is not effective), the stockholder approval of the amendments to Article IX and the filing of such amendments with the Delaware Secretary will have the effect of reducing the multi-year terms of each Director serving in Class I and Class III so that their terms expire at the Annual Meeting. In the event Proposal 1 is adopted, and a Director serving in Class I or Class III is not elected to a new one-year term at the Annual Meeting, such Director will, in accordance with Delaware law, remain in office beyond the expiration of his or her term until a successor is elected and qualified or until such Director’s earlier resignation or removal.

Under Delaware corporate law, Directors of companies that have a classified Board structure may be removed only for cause unless their certificate of incorporation provides otherwise. However, Directors of companies that do not have a classified structure may be removed with or without cause by the holders of a majority of the voting power of the capital stock outstanding and entitled to vote thereon. Accordingly, in conjunction with our proposal to declassify our Board, we are proposing to amend our Certificate of Incorporation to eliminate the provision that allows stockholders to remove our Directors only for cause. Thus, whereas under the current provisions of Article IX, a Director is removable only for cause and only by the holders of at least 67% of the voting power of the Company stock entitled to vote thereon, following the adoption of the amendments to Article IX, a Director will be removable, either for cause or without cause, by the holders of a majority of the voting power of the stock entitled to vote thereon.

We are also proposing additional conforming changes to Article IX of our Certificate of Incorporation, in connection with the declassification of the Board, which are reflected in the proposed amendments set forth in Appendix A.

Article IX also currently provides that Directors elected to fill vacancies on the Board serve the remainder of the full three-year terms to which their predecessors were elected. Consistent with the other proposed amendments to Article IX that would eliminate the classified Board structure, Article IX would also be amended to provide that Directors elected to fill vacancies on the Board serve for a term ending at the next annual meeting of stockholders following their election.

Similar to the Certificate of Incorporation, our Amended and Restated By-Laws (the “By-Laws”) contain provisions concerning the classification of the Board of Directors. If this Proposal 1 is approved, the Board will amend the By-Laws accordingly. If this Proposal 1 is not approved, the Board will not amend the By-Laws with respect to declassification.

The Board of Directors has decided that it is an appropriate time to propose declassifying the Board of Directors. This determination by the Board furthers its goal of ensuring that our corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to more effectively register their views on the performance of the Board.

If this Proposal No. 1 is not approved by the Company’s stockholders, then the election of the three Class II Director nominees as set forth in Proposal No. 2 shall proceed under the Certificate of Incorporation as currently in effect. In such case, the Class II Director nominees shall be elected for a term of three years and the Class I and Class III Directors shall serve the remaining terms of such class.

Required Vote

This proposal will be approved upon the affirmative vote of at least 67% of the voting power of the outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes have the effect of a vote against this proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND TO ALLOW FOR THE REMOVAL OF DIRECTORS WITHOUT CAUSE.

PROPOSAL 2—ELECTION OF DIRECTORS

As discussed in Proposal 1, our Certificate of Incorporation provides that the Board of Directors is classified into three classes, designated as Class I Directors, Class II Directors, and Class III Directors, with members of each class holding office for staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of Directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining Directors.

The Board of Directors presently has ten members. There are currently four Class I Directors, whose terms expire at the 2011 annual meeting of stockholders, three Class II Directors, whose terms expire at the 2009 annual meeting of stockholders and three Class III Directors, whose terms expire at the 2010 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal. The Board of Directors unanimously approved an amendment of Article IX of the Certificate of Incorporation to declassify the Board of Directors, remove the class designations for each of the Director’s terms and institute annual voting for each Director to serve a one-year term, subject to, in the case of the amendment to the Certificate of Incorporation, stockholder approval at the annual meeting.

This Proposal No. 2 concerns the election of Directors under two alternative scenarios:

•	if Proposal No. 1 is approved by the Company’s stockholders which amends the Certificate of Incorporation to declassify the Board and remove the class designations of the Company’s Directors; or

•	if Proposal No. 1 is not approved by the Company’s stockholders and the Company retains its existing Class I, Class II and Class III Director designations.

Effect of Vote for Directors Subject to Proposal No. 1

If Proposal No. 1 Is Approved:

Under Proposal No. 1, the adoption of the amendment to Article IX of the Certificate of Incorporation shall shorten the current term of any member of the Board of Directors whose term, under the existing classified Board structure, extends past the Annual Meeting. Accordingly, if Proposal No. 1 is approved by the Company’s stockholders, the classified structure of the Board will be eliminated, and each of the ten Directors listed below shall be nominated for election to a one-year term to serve until the 2010 annual meeting of stockholders or until their earlier resignation or removal.

If Proposal No. 1 Is Not Approved:

If Proposal No. 1 is not approved by the Company’s stockholders, the election of Admiral Giambastiani, Mr. Keevan and Dr. Sloane, as the three Class II Director nominees, shall proceed under the Certificate of Incorporation as currently in effect. In such case, the Class II Director nominees shall, if elected by the stockholders, serve for a term of three years, expiring in 2012. The incumbent Class I Directors, which include Messrs. Barter, Ellis, and Gilburne and Ms. Wilensky, and the incumbent Class III Directors, which includes Messrs. Klein, Langstaff and Volgenau, shall continue their service until their re-election at the 2010 and 2011 annual meetings of stockholders, respectively.

The persons named in the enclosed proxy will vote to elect as Class II Directors the three nominees named below, or, if Proposal 1 is adopted, each of the ten nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. The nominees receiving the highest number of affirmative votes up to the number of directorships subject to election will be elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

The nominees were each recommended to the Board by our Governance Committee. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. There are no family relationships between or among any of our Directors, executive officers or persons nominated or chosen to become a Director or executive officer.

DIRECTOR NOMINEES

Set forth below, for each Director nominee, are name, age as of August 31, 2009, positions with SRA, principal occupation and business experience during the past five or more years, and the year of the commencement of his or her term as a Director of SRA:

STANTON D. SLOANE is 59 years old and has served on our Board of Directors since August 2007. Dr. Sloane was appointed our President and Chief Executive Officer in April 2007. Prior to joining SRA, Dr. Sloane was Executive Vice President of Lockheed Martin’s Integrated Systems & Solutions from June 2004 until April 2007. Dr. Sloane began his career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from 1976 until 1981.

EDMUND P. GIAMBASTIANI, JR. is 61 years old and has served on our Board of Directors since January 2008. Admiral Giambastiani served as the seventh Vice Chairman of the Joint Chiefs of Staff for the U.S. Armed Forces from August 2005 to July 2007 and as NATO’s first Supreme Allied Commander Transformation and the Commander, United States Joint Forces Command from October 2002 to August 2005. Admiral Giambastiani currently serves on the Board of Directors of Monster Worldwide, Inc, a global on-line employment company. He is a graduate of the U.S. Naval Academy.

WILLIAM T. KEEVAN is 62 years old and was elected to the SRA Board in 2008. Bill Keevan has more than 35 years of accounting, auditing, financial reporting, litigation consulting, and government contractor regulatory compliance experience. He is a Senior Managing Director at Kroll, a leading global risk consulting company. He is the U.S. leader of Kroll’s Complex Accounting, Dispute and Regulatory Compliance Services practice. Mr. Keevan received a Bachelor’s degree in accounting from the University of Akron in December 1968. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (the “AICPA”), Illinois Society of Certified Public Accountants, Virginia Society of Certified Public Accountants, Greater Washington Society of Certified Public Accountants, Institute of Management Accountants, the American Accounting Association, and the National Contract Management Association, of which he is a member of the National Board of Advisors. He is also an associate member of the American Bar Association (the “ABA”), a former Vice Chair of the Accounting, Cost and Pricing, and Strategic Alliances, Teaming and Subcontracting Committees of the Public Contract Section (the “Section”) of the ABA. He is currently a Vice Chair of the Section’s Contract Claims and Disputes Committee and a member of the Section’s Battlespace and Contingency Procurements Committee. Additionally, he is an associate member of the National Association of Corporate Directors and a member of Financial Executives International. Mr. Keevan has been recognized in multiple forums as an expert witness on financial, regulatory and compliance matters. He is also the chair of the Audit Committee of DeVry, Inc. and a member of its Compensation Committee. Mr. Keevan was also the leader of Navigant Consulting’s Government Contractor Services practice and spent 28 years with Arthur Andersen, LLP, including serving as a partner in senior management positions.

JOHN W. BARTER is 62 years old and has served on our Board of Directors since April 2003. From 1988 to 1994, he was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served from January 2000 to May 2001 as Chief Financial Officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry. Mr. Barter serves on the Board of Directors of Genpact Limited, a global business process outsourcing company, Dice Holdings, Inc., a global online job posting firm, and Lenovo Group Limited, a Hong Kong listed company that manufactures and markets personal computers.

LARRY R. ELLIS is 63 years old and has served on our Board of Directors since September 2006. General Ellis served in the Army for over 35 years, holding positions of increasing responsibility before retiring as Commanding General of the United States Army Forces Command in July 2004. He joined the Board of Directors of Point Blank Solutions in December 2004, serving as President and Chief Executive Officer through April 2009. Larry Ellis serves on the Board of Directors of the Armed Forces Benefit Association, the Board of Visitors for the National Defense University and the Board of Regents of the University System of Georgia.

MILES R. GILBURNE is 58 years old and has served on our Board of Directors since December 2003. For the last 10 years, Mr. Gilburne has served as a managing member of ZG Ventures, LLC, a venture capital firm. Mr. Gilburne served as Senior Vice President of corporate development for America Online, Inc., or AOL, from 1994 until December 1999. In 1999, he was elected to the Board of Directors of AOL and continued to serve on the Board of Time Warner, Inc. until stepping down in May 2006. He is Chairman of the Board of Brainscope, Inc., a private medical device company, and Co-Chairman of the Board of ePals, Inc., a private global online learning company. He also serves on the Board of Directors of the Foundation for the National Institutes of Health, Maui Land and Pineapple, a public real estate and agriculture company, ClearSpring Technologies, Inc., a private internet software company and iSkoot, a private communications technology company.

GAIL R. WILENSKY is 66 years old and has served on our Board of Directors since December 2005. Dr. Wilensky is an economist and a senior fellow at Project HOPE, an international health foundation. From 2006 to 2008, she co-chaired the Department of Defense task force on the Future of Military Health Care. In 2007, she was a commissioner on the President’s Commission on the Care of Wounded Warriors (Dole/Shalala). Dr. Wilensky was a commissioner on the World Health Organization Commission on the Social Determinants of Health from 2005 to 2008. She is an elected member of the Institute of Medicine, or IOM, and serves on its Governing Council; IOM is part of The National Academies of Science and Engineering. Dr. Wilensky is also a trustee of the Combined Benefits Fund of the United Mineworkers of America and the National Opinion Research Center; she is on the Visiting Committee of the Harvard Medical School, on the Board of Regents of the Uniformed Services University of the Health Sciences (USUHS) and past chair of the Board of Directors of Academy Health. From 1990 to 1992, Dr. Wilensky was the administrator of the Health Care Financing Administration, directing the Medicare and Medicaid programs. From 1992 to 1993, she served as deputy assistant to President Bush for Policy Development. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission, which advises Congress on payment and other issues relating to Medicare; and from 1995 to 1997, she chaired the Physician Payment Review Commission. From 2001 to 2003, she co-chaired the President’s Task Force to Improve Health Care Delivery for Our Nation’s Veterans, which included health care for both veterans and military retirees.

MICHAEL R. KLEIN is 67 years old and has served on our Board of Directors since December 1998. Mr. Klein co-founded and currently serves as Chairman of the Board of Directors of CoStar Group, Inc. (NASDAQ-Csgp), a provider of electronic commercial real estate information and serves as Vice Chairman of Tutor Perini Corporation (NYSE-TPC), a civil engineering and building construction company. He is also the Chairman of the Board and CEO of The Sunlight Foundation, a non-profit organization devoted to increasing the transparency of Congress and those who seek to influence it, which he co-founded in 2005, and of the Shakespeare Theatre Company, a non-profit performing arts organization. He was a partner of the law firm now known as Wilmer Cutler Pickering Hale and Dorr LLP from 1974 through 2005.

DAVID H. LANGSTAFF is 55 years old and has served on our Board of Directors since February 2004. Mr. Langstaff currently serves as Chairman of The Wildheart Group, an entertainment and communications business producing a multi-hour PBS television documentary. Mr. Langstaff has served as Chief Executive Officer and Co-Chairman of The Olive Group, a global integrated security company, from August 2006 through December 2007. From September 2004 to June 2005, Mr. Langstaff was a part-time employee of SRA, assisting the Board on strategic matters. He was the President, Chief Executive Officer, and Director of Veridian Corporation, an advanced technology company, since its formation in 1997 until its sale in August 2003, and served as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer of predecessor companies since 1984. Mr. Langstaff serves as a seminar moderator with the Aspen Institute, a global forum which brings together leaders from industry, government and various organizations, and on the Board of Directors of QinetiQ Group, PLC, The Potomac School, Pestalozzi US Children’s Charity and other non-profit organizations, and is Trustee of the Committee for Economic Development.

ERNST VOLGENAU, our founder, is 75 years old and has served as the Chairman of our Board of Directors since October 2003. Dr. Volgenau led us as President or Chief Executive Officer from our founding in 1978 until January 2005. From 1976 to 1978, he served as the Director of Inspection and Enforcement for the U.S. Nuclear Regulatory Commission. Dr. Volgenau retired from active duty with the U.S. Air Force with the rank of Colonel in 1976. His military service included positions in the Office of the Corporate Secretary of Defense, as Director of Data Automation for the Air Force Logistics Command, and various assignments involving aerospace research and development.

Required Vote

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees for Director.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Our Board of Directors has long believed that good corporate governance is important to ensure that SRA is managed for the long-term benefit of stockholders. Over the past several years, our Board of Directors has reviewed its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of the New York Stock Exchange, or NYSE. This section describes key corporate governance guidelines and practices that SRA has adopted. Complete copies of the governance policies, Committee charters and codes of conduct described below are available on our website at www.sra.com. Alternatively, you can request a copy of any of these documents by writing to SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033, Attention: Corporate Secretary.

Governance Policies of the Board of Directors

The Board has adopted governance policies to assist in the exercise of its duties and responsibilities and to serve the best interests of SRA and its stockholders. These policies, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the Directors is to oversee the management of our company;

•	a majority of the members of the Board shall be independent Directors;

•	the non-management Directors shall meet regularly in executive session;

•	Directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new Directors participate in an orientation program and all Directors are expected to participate in continuing Director education on an ongoing basis; and

•	at least annually, the Board and its Committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under NYSE rules, a Director of SRA will only qualify as “independent” if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company. The Board of Directors has additional guidelines, as part of our Governance Policies, which are posted on our website at www.sra.com, to assist it in determining whether a Director has a material relationship. Under these guidelines, a Director is considered to have a material relationship with us if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or he or she:

•

is an executive officer of another company that does business with us and the annual sales to, or purchases from, us account for more than $1 million or two percent, whichever is greater, of the annual consolidated gross revenues of the company that he or she serves as an executive officer;

•

is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or

•

serves as an officer, Director or trustee of a charitable organization and our discretionary charitable contributions to the organization are more than the greater of $1 million or two percent of that organization’s total annual charitable receipts.

Ownership of a significant amount of our stock, by itself, does not constitute a material relationship that would disqualify a Director from being independent.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

Our Board of Directors has determined that none of John W. Barter, Larry R. Ellis, Edmund P. Giambastiani, Jr., Miles R. Gilburne, William T. Keevan, Michael R. Klein, David H. Langstaff or Gail R. Wilensky has a material relationship with SRA and that each of these Directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Stanton D. Sloane, our President and Chief Executive Officer, and Ernst Volgenau, our founder and the Chairman of our Board of Directors, are not independent Directors by virtue of their current status as executive officers of our company. Renato DiPentima, who served as a Director during fiscal 2009, was determined not to be an independent Director by virtue of his status as an executive officer of our company in fiscal 2007 and as an employee Director in fiscal 2008. Dr. DiPentima resigned from the Board of Directors effective August 16, 2008.

Board Meetings and Attendance

The Board met eleven times during fiscal 2009, consisting of nine in-person meetings and two teleconference meetings. During fiscal 2009, each Director attended at least 75% of the aggregate of the meetings of the Board and the Committees on which the Director then served, during the periods in which the Director so served. Consistent with the requirements of the Board’s governance policies, the Board met in executive session without the presence of management, following the conclusion of each regularly scheduled Board meeting. These meetings were chaired by Mr. Klein, who served as Lead Director during fiscal 2009.

Director Attendance at Annual Meeting of Stockholders

The governance policies of the Board provide that Directors are responsible for attending the Annual Meeting of stockholders. Nine of our current ten Directors attended the 2008 Annual Meeting of Stockholders on October 30, 2008. Mr. Ellis did not attend.

Board Committees

The Board of Directors has established three standing Committees—Audit and Finance, Compensation and Personnel, and Governance—each of which operates under a charter that has been approved by the Board of Directors. Current copies of each Committee’s charter are posted on our website, www.sra.com.

The Board of Directors has determined that each member of the Audit and Finance, Compensation and Personnel and Governance Committees are independent as defined under the rules of the NYSE, and in the case of all members of the Audit and Finance Committee, under the additional independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit and Finance Committee

The Audit and Finance Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business ethics and conduct;

•	overseeing our internal audit function;

•	overseeing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit and finance Committee report required by SEC rules.

The members of the Audit and Finance Committee are Messrs. Barter (Chairman), Gilburne and Keevan. The Board of Directors has determined that Messrs. Barter and Keevan are “audit Committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit and Finance Committee met nine times during fiscal 2009.

Compensation and Personnel Committee

The Compensation and Personnel Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our compensation (including base salary, cash incentive and equity) plans; and

•	reviewing with management the Compensation Discussion and Analysis and recommending whether to include it in this proxy statement and other filings.

The members of the Compensation and Personnel Committee are Mr. Langstaff (Chairman), Admiral Giambastiani, and Dr. Wilensky. The Compensation and Personnel Committee is authorized to delegate its authority to approve stock option grants and other equity awards to our executive officers. It has granted limited authority to the Chairman of our Board of Directors and our Chief Executive Officer to make equity grants to employees other than executive officers, subject to an annual grant limit of 20,000 shares of class A common stock exercisable under granted options and 5,000 restricted shares of class A common stock per individual and 100,000 shares of class A common stock exercisable under granted options and 25,000 restricted shares of class A common stock in the aggregate. The Compensation and Personnel Committee met seven times during fiscal 2009.

On March 17, 2009, the Senior Vice President and Director, Human Resources, acting with the approval of the Compensation and Personnel Committee, retained Frederic W. Cook & Co., Inc., or FWC, a compensation consultant, to assist the Committee in evaluating the compensation of our named executive officers and Directors. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the role of FWC in the compensation review process.

The process, policies and specific determinations of the Compensation and Personnel Committee with respect to compensation of our named executive officers and Directors for fiscal 2009 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Governance Committee

The Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as Directors;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board governance policies;

•	reviewing and making recommendations to the Board with respect to Director compensation; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Governance Committee in identifying and evaluating Director candidates are described below under the heading “Director Candidates.”

The members of the Governance Committee are Messrs. Klein (Chairman) and Gilburne and General Ellis. The Governance Committee did not meet in person during fiscal 2009. The Governance Committee performed its duties via unanimous written consent.

Director Candidates

The process followed by the Governance Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance Committee and the Board. The Governance Committee may retain the services of an executive search firm to help identify and evaluate potential Director candidates.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Governance Committee will apply the criteria set forth in our governance policies. These criteria include the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033, Attention: Corporate Secretary, and they will be forwarded to the Governance Committee members for consideration. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate Director candidates, without any action or recommendation on the part of the Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2010 Annual Meeting” on page 37 of this proxy statement.

Stockholder Communications with Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Chairman of the Board (if an independent Director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Governance Committee, with the assistance of our Corporate Secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other Directors as he or she considers appropriate. The Chairman of the Board (if an independent Director), or the Lead Director (if one is appointed) also serves as the presiding Director at all executive sessions of the non-management Directors. As the Lead Director during fiscal 2009, Mr. Klein performed these responsibilities.

Communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the Lead Director considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors c/o Mr. Michael R. Klein, Lead Director, SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

Codes of Ethics

The Board has adopted a code of business ethics and conduct that applies to all of our employees, officers and Directors. This code is posted on our website at www.sra.com and available upon request of any stockholder. The code requires employees, officers and Directors to report any suspected violations of the code to the appropriate company officials, or they may anonymously report any suspected violations to our business ethics and procurement fraud hotline, which is hosted by an independent third party who will forward such information to the appropriate company officials.

We have also adopted a code of ethics for principal financial officers that addresses some of the same issues as the code of business ethics and conduct, but establishes specific standards related to financial controls and financial reporting, and applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our principal financial officers are expected to adhere to both the code of business ethics and conduct and the code of ethics for principal financial officers. We have posted a current copy of the code of ethics for principal financial officers on our website at www.sra.com.

We intend to post on our website all disclosures that are required by law or NYSE stock market listing standards concerning any amendments to, or waivers from, any provision of the codes.

DIRECTOR COMPENSATION

Pursuant to our compensation plan for non-employee Directors, we pay each non-employee Director an annual retainer of $35,000 per year, payable quarterly, plus $2,000 for each Board meeting attended, $2,000 for each Committee meeting attended in person, and $1,000 for each teleconference Committee meeting attended. The Audit and Finance Committee chair is paid an additional annual retainer of $20,000, payable quarterly, and all other Committee chairs are paid an additional annual retainer of $10,000, payable quarterly. Beginning fiscal 2010, meeting fees will be paid for all Committee meetings, including if held in conjunction with, or immediately prior to or after Board meetings.

Non-employee Directors may elect to receive shares of class A common stock in lieu of their cash retainer. All shares delivered pursuant to such an election are granted quarterly under our then-existing stock incentive plan on the third business day following each quarterly issuance of our earnings and are vested in full upon grant. The number of shares granted is determined using the closing trading price of our class A common stock as reported on the New York Stock Exchange on the grant date. The Board has adopted stock ownership guidelines to better align the interests of non-employee Directors with the interests of shareholders. These guidelines encourage that all non-employee Directors own shares of SRA common stock equal to $100,000 by June 30, 2012 or within five years of their appointment of the Board, if later, and to maintain such $100,000 ownership level of our stock until six months after their service on the Board terminates for any reason.

Non-employee Directors also receive a one-time equity grant with an estimated value, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123(R), of $150,000 upon their appointment or election to the Board. Each continuing non-employee Director who has served for at least thirty months receives an annual equity grant with an estimated value, determined in accordance with SFAS No. 123(R), of $50,000. Annual equity grants are generally made on the third business day following the issuance of our earnings release for our annual financial results.

Each equity grant described above consists in part of nonqualified stock options and in part of restricted stock, in each case with respect to class A common stock. The allocation of each equity grant between stock options and restricted stock is made so that the estimated value attributable to both components is equal. The estimated value is determined on the grant date in accordance with SFAS No. 123(R) and with our practices and methodologies then in effect. The equity grants are made under our then-existing stock incentive plan and vest in equal 25% increments over four years. The exercise price for stock options granted is the closing trading price on the New York Stock Exchange of our class A common stock on the date of grant.

The following table sets forth information regarding the compensation of all of our Directors that served during fiscal 2009. Dr. Sloane, who serves as President and Chief Executive Officer and as a Director, and Dr. Volgenau, Chairman of the Board and an employee of the Company, are not listed and were not separately compensated for their services as Directors. The compensation for each of Drs. Sloane and Volgenau are fully reflected in the Summary Compensation Table included in this proxy statement.

Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
John W. Barter (3)	$78,000	$18,020	$17,939	—	$113,959
Larry R. Ellis (4)	60,009	18,745	18,750	—	97,504
Edmund P. Giambastiani, Jr. (5)	58,000	18,724	18,757	—	95,481
Miles R. Gilburne (6)	55,009	11,744	21,112	—	87,865
William T. Keevan (7)	61,009	18,722	18,757	—	98,488
Michael R. Klein (8)	67,004	18,020	17,939	—	102,963
David H. Langstaff (9)	71,177	11,744	11,733	—	94,654
Gail Wilensky (10)	64,832	—	117,159	—	181,991
Renato A. DiPentima (11)	—	—	—	—	—

(1)	Represents the aggregate dollar amount of fees paid for services as a Director during fiscal 2009, including annual retainer fees and Committee Chairman fees. Directors may elect to receive class A common stock in lieu of cash for annual retainer and Committee Chairman fees. In 2009, Directors received the following amount of class A common stock shares in lieu of cash: General Ellis, 2,199 shares with a fair market value of $35,009; Mr. Gilburne, 2,199 shares with a fair market value of $35,009; Mr. Klein, 2,827 shares with a fair market value $45,004; Mr. Keevan, 2,199 shares with a fair market value $35,009; and Dr. Wilensky, 1,824 shares with a fair market value of $26,249.
(2)	The amounts in these columns represent the expense we recognized in the fiscal year ended June 30, 2009 in connection with awards made during fiscal 2009 and during prior years in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are included in note 1 to our audited financial statements for the year ended June 30, 2009 included in our Form 10-K filed with the Securities and Exchange Commission on August 25, 2009. Unlike the amounts reflected in our audited financial statements, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the Director will remain with our company long enough to fully vest in the award.
(3)	Mr. Barter received a grant of 1,070 shares of restricted stock on August 15, 2008 with a fair market value of $23.36 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,870 shares of class A common stock on August 15, 2008, with a grant date fair value of $8.71 per share, as calculated in accordance with SFAS No. 123(R). As of June 30, 2009, Mr. Barter held options to purchase 48,210 shares and held 3,050 restricted shares.
(4)	As of June 30, 2009, General Ellis held options to purchase 7,310 shares and held 2,650 restricted shares.
(5)	As of June 30, 2009, Admiral Giambastiani held options to purchase 9,020 shares and held 3,020 restricted shares.
(6)	Mr. Gilburne received a grant of 1,070 shares of restricted stock on August 15, 2008 with a fair market value of $23.36 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,870 shares of class A common stock on August 15, 2008, with a grant date fair value of $8.71 per share, as calculated in accordance with SFAS No. 123(R). As of June 30, 2009, Mr. Gilburne held options to purchase 45,510 shares and held 2,050 restricted shares.
(7)	As of June 30, 2009, Mr. Keevan held options to purchase 8,720 shares and held 2,960 restricted shares.
(8)	Mr. Klein received a grant of 1,070 shares of restricted stock on August 15, 2008 with a fair market value of $23.36 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,870 shares of class A common stock on August 15, 2008, with a grant date fair value of $8.71 per share, as calculated in accordance with SFAS No. 123(R). As of June 30, 2009, Mr. Klein held options to purchase 67,030 shares and held 3,050 restricted shares.
(9)	Mr. Langstaff received a grant of 1,070 shares of restricted stock on August 15, 2008 with a fair market value of $23.36 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,870 shares of class A common stock on August 15, 2008, with a grant date fair value of $8.71 per share, as calculated in accordance with SFAS No. 123(R). As of June 30, 2009, Mr. Langstaff held options to purchase 105,510 shares and held 2,050 restricted shares.

(10)	As of June 30, 2009, Dr. Wilensky held options to purchase 40,000 shares.
(11)	Dr. DiPentima served as a member of our Board during fiscal 2009 until his retirement on August 15, 2008. Dr. DiPentima was an employee of the Company while serving on the Board and he was not separately compensated during fiscal 2009 for his service as a Director.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The goal of our compensation program is to compensate our executives commensurate with individual and company performance. In an effort to align executive compensation with stockholder interests over the next several fiscal years, the compensation delivered to our executives is expected to shift relatively towards a heavier emphasis on long term incentives (i.e. stock options and restricted stock) and away from shorter term cash incentives. The specific objectives of our executive compensation program are as follows:

•	Support the attainment of our short- and long-term financial and strategic objectives and reward executives for continuous improvement in earnings and growth in stockholder value;

•	Be performance-based, with variable pay constituting a significant portion of total compensation;

•	Provide differentiated pay based on executives’ skills, role in the company, and contributions to our performance;

•

Create commonality of interest between management and stockholders by tying realized compensation directly to changes in stockholder value and encouraging significant accumulation of stock ownership among senior executives;

•

Attract, retain and motivate highly skilled executives by providing a competitive compensation opportunity relative to other, comparably-sized companies in the information technology, consulting and defense industry;

•	To the extent possible, maximize the financial efficiency of the overall program from tax, accounting, and cash flow perspectives;

•	Reinforce a high-performance culture; and

•	Embrace best practice policies to the extent they are supportive of the above objectives.

To achieve these objectives, the Compensation and Personnel Committee of our Board of Directors evaluates our executive compensation program with the goal of setting target compensation at levels the Committee believes are competitive.

Our executive compensation program ties a substantial portion of each executive’s overall compensation to company strategic financial and operational goals such as growth in revenue, earnings per share, operating income, days sales outstanding, and new business orders, in addition to individual goals.

We provide a significant portion of our executive compensation in the form of stock option grants and restricted stock awards because we believe this will help to retain our executives and provides an incentive for them to participate in the long term success of our company, and therefore better aligns their interests with those of our stockholders.

Although the Chief Executive Officer does not participate in the Compensation and Personnel Committee’s determination of his own compensation, he does assist the Committee in setting the compensation for the other executive officers. The Chief Executive Officer’s assistance may include providing a summary of his personal evaluations of each executive and recommending prospective base salaries, target incentive compensation levels and long-term equity awards. Basic data gathering and similar support is provided to the Chief Executive Officer by the Senior Vice President and Director, Human Resources. The other executives do not have a role in establishing executive compensation.

In attracting and retaining our executive officers, we compete with many other firms in the information technology, consulting and defense industry. To keep abreast of changing compensation packages of our competitors, we assess various compensation data from other companies throughout the fiscal year.

Historically, in making compensation decisions, the Compensation and Personnel Committee has reviewed compensation data for companies in the information technology, consulting and defense industry and has compared our executive compensation to named executive officers at a peer group of publicly traded companies. The peer group, which is periodically reviewed by the Compensation and Personnel Committee and evolves over time, consists of publicly traded information technology, consulting and defense companies that we believe have comparably sized revenue, net income, market capitalization, total assets and number of employees.

When the Compensation and Personnel Committee set base salaries and cash incentive targets for fiscal 2009, FWC provided the Compensation and Personnel Committee with a report comparing each element of target total direct compensation we provide to our Chief Executive Officer, Chief Financial Officer and the three additional most highly compensated executives against that provided by certain other publicly-traded information technology, consulting and defense companies, which we refer to as our “Compensation Peer Group.” At the time this report was completed, the three additional most highly compensated executives were the Executive Vice President, Strategic Development (now retired); Senior Vice President, Marketing and Sales (incumbent now in a different role); and the Global Health Sector Director (incumbent now the Chief Operating Officer). When the report was conducted at the end of fiscal 2009, the three additional most highly compensated executives were the Chief Operating Officer, our National Security Sector Director and our General Counsel.

The Compensation Peer Group for fiscal 2009 initially consisted of the following companies: Affiliated Computer Services, BearingPoint, CACI International, CIBER, Cognizant Tech Solutions, ICF International, ManTech International, MAXIMUS, Navigant Consulting and Perot Systems. When the Compensation and Personnel Committee finalized actual cash bonus and equity grants at the conclusion of fiscal 2009, FWC again provided the Compensation and Personnel Committee with a report comparing each element of target total direct compensation we provide to our Chief Executive Officer, Chief Financial Officer and the three additional most highly compensated executives against our defined peer group. For this second report, the

Compensation Peer Group was adjusted to replace Affiliated Computer Services (whose core business was thought not in alignment with ours) and BearingPoint (which was divested as part of their bankruptcy proceeding) with Stanley and Tetra Tech, but otherwise the Compensation Peer Group remained the same.

FWC has served as a Compensation and Personnel Committee consultant since fiscal 2008. Management recommended FWC to the Compensation and Personnel Committee and the Committee approved them as their consultant. FWC met with the Compensation and Personnel Committee to discuss its findings and recommendations on April 28, 2009 and subsequently provided a comprehensive written report to the Compensation and Personnel Committee.

In addition to FWC’s work for the Compensation and Personnel Committee, FWC also provides ad hoc guidance to management on a narrow range of executive compensation related topics. During fiscal year 2009, these topics included analysis of a performance-based equity program and a peer analysis on stock ownership guidelines. The data from these studies will ultimately be presented to the Compensation and Personnel Committee for review. FWC does not perform any other work for SRA.

The compensation data compiled by FWC was considered by the Compensation and Personnel Committee together with other discretionary factors such as individual performance, compensation history, scope of responsibility, internal equity and experience level in establishing each element of target total direct compensation for the executive officers.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentives;

•	equity in the form of stock option and/or restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	in some cases, severance and change-of-control benefits.

The target baseline mix (subject to individual discretionary factors) for base salary, cash incentive awards and equity compensation for our senior employees for fiscal 2009, 2010 and 2011, are shown in the pie charts below. The Compensation and Personnel Committee’s general intention is over time to shift company compensation components to place a greater emphasis on long-term incentive awards. These baseline amounts serve only as targets, and for individual employees the Compensation and Personnel Committee has and will exercise its discretion in considering individual performance, compensation history, scope of responsibility, internal equity, external market data and experience level.

Base Salary

In approving the fiscal 2009 base salaries for our Chief Executive Officer, Chief Financial Officer, and the three additional most highly compensated executives (together, the “named executive officers”), the Compensation and Personnel Committee considered the FWC analysis and external salary survey data. Actual individual salary amounts also reflect the Compensation and Personnel Committee’s judgment with respect to each executive’s individual performance, compensation history, scope of responsibility, internal equity and experience level. While base salaries of our executives are targeted at competitive levels, the Compensation and Personnel Committee believes that a significant portion of our named executive officers’ target total direct compensation should consist of cash incentive and equity awards (described below) which are variable in amount and tied to financial and operational results and individual performance.

The base salaries paid to our Chief Executive Officer and other named executive officers for the past two fiscal years, and the salaries approved for fiscal 2010, are shown below:

Name of Executive	Position at end of Fiscal 2009	Fiscal 2008 Salary	Fiscal 2009 Salary	Change from Fiscal 2008	Fiscal 2010 Salary	Change from Fiscal 2009
Ernst Volgenau	Chairman	$195,000	$195,000	0.0%	$195,000	0.0%
Stanton D. Sloane	President and Chief Executive Officer	$650,000	$680,000	4.6%	$680,000	0.0%
Richard J. Nadeau (1)	Chief Financial Officer	N/A	$390,000	N/A	$390,000	0.0%
Timothy J. Atkin (2)	Chief Operating Officer	$275,000	$325,000	18.2%	$350,000	7.7%
Stephen C. Hughes (3)	Former Chief Financial Officer	$325,000	$365,000	12.3%	N/A	N/A
Barry S. Landew (4)	Former EVP, Strategic Development	$300,000	$320,000	6.7%	N/A	N/A
Melissa A. Burgum (5)	Former Chief Financial Officer	$215,000	$240,000	11.6%	$250,000	4.2%
Joseph P. Burke	SVP, National Security Sector Director	$275,000	$300,000	9.1%	$310,000	3.3%
Mark D. Schultz (6)	SVP, General Counsel	$310,000	$310,000	0.0%	$325,000	4.8%

(1)	Mr. Nadeau began employment as Chief Financial Officer on June 1, 2009.
(2)	Mr. Atkin was promoted to Chief Operating Officer on December 22, 2008.
(3)	Mr. Hughes served as Chief Financial Officer through January 30, 2009. He retired from SRA effective June 30, 2009.
(4)	Mr. Landew retired from SRA effective May 15, 2009.
(5)	Ms. Burgum served as Acting Chief Financial Officer from January 30, 2009 until June 1, 2009.
(6)	Mr. Schultz began employment on June 16, 2008.

The Compensation and Personnel Committee determined the fiscal 2009 base salary increase for Dr. Sloane based on company financial performance metrics compared to the fiscal 2008 company financial plan as approved by the Compensation and Personnel Committee, market data (as compiled by FWC) and qualitative performance measures as set and approved by the Compensation and Personnel Committee at the beginning of fiscal 2009. Company financial metrics included revenue, operating income, DEPS (diluted earnings per share), orders and DSOs (days sales outstanding). The same factors used when reviewing Dr. Sloane’s fiscal 2009 base salary were used by the Compensation and Personnel Committee to establish Dr. Sloane’s fiscal 2010 base salary. Dr. Sloane received no increase in base salary for fiscal 2010.

Dr. Sloane recommended base salaries for fiscal 2009 for other named executive officers based on individual performance, compensation history, scope of responsibility, internal equity, external market data and experience level, and such recommendations were reviewed and approved by the Compensation and Personnel Committee. The Compensation and Personnel Committee reviewed Dr. Sloane’s recommendation and approved Mr. Atkin’s salary increase at the time of his promotion to Chief Operating Officer in December, 2008. Ms. Burgum’s salary was adjusted by Dr. Sloane and approved by the Compensation and Personnel Committee upon accepting the acting Chief Financial Officer role in January, 2009. Mr. Schultz’s salary for fiscal 2009 was set in accordance with the commencement of his employment in June, 2008. Mr. Nadeau’s salary for fiscal 2009 was set in accordance with the commencement of his employment in June, 2009. Dr. Volgenau’s fiscal 2009 salary was not adjusted from fiscal 2008 because he continued to work a reduced schedule.

For fiscal 2010 base salary changes, Dr. Sloane reviewed and made recommendations to the Compensation and Personnel Committee for each named executive officer based on fiscal 2009 individual performance, compensation history, scope of responsibility, internal equity, external market data and experience level. Dr. Sloane’s recommendations were reviewed by the Compensation and Personnel Committee and approved by the full Board of Directors.

Annual Cash Incentives

We have an annual cash incentive plan for our executives and key employees that is tied to the achievement of strategic operational and financial goals by our company, as well as individual goals and performance. The Compensation and Personnel Committee believes that making a significant portion of the executive officer’s cash incentives contingent on corporate performance aligns the executive officer’s interest with those of our stockholders because it focuses the executive on achievement of the company goals as well as the executive’s individual goals.

Annual cash incentives for the Chief Executive Officer and other named executive officers are determined pursuant to formulas that incorporate quantitative and qualitative metrics.

In the case of the Chief Executive Officer, the formula is as follows:

(Bonus Target)*	(Quantitative Multiplier)*	(Qualitative Multiplier) =	Actual Cash Incentive Earned
(Specified percentage of base salary)	(0.0 to 1.69)	(0.0 to 1.0)

For other named executives, the formula is as follows:

(Bonus Target)*	(Corporate Multiplier)*	(Individual Multiplier) =	Actual Cash Incentive Earned
(Specified percentage of base salary)	(0.0 to 1.3)	(0.0 to 1.3)

The bonus target is set for the Chief Executive Officer by the Compensation and Personnel Committee at the beginning of each fiscal year. It is determined pursuant to the terms and conditions of the Chief Executive Officer’s employment agreement, the Compensation and Personnel Committee’s review of his individual performance, compensation history, scope of responsibility and experience level, performance for the previous year as well as relevant market data as supplied by FWC. The bonus target for other named executives is recommended by the Chief Executive Officer and approved by the Compensation and Personnel Committee at the beginning of each fiscal year. It is based on assessment of individual performance, compensation history, scope of responsibility, internal equity, external market data and experience level.

The quantitative multiplier for the Chief Executive Officer formula is determined by company performance metrics recommended by the Chief Executive Officer and reviewed and approved by the Compensation and Personnel Committee at the beginning of each fiscal year. When setting these metrics, the Compensation and Personnel Committee does not formally benchmark company financial performance against the expected financial performance of the Compensation Peer Group. The metrics are intended to represent the Compensation and Personnel Committee’s discretionary assessment of superior company performance and generally exceed company planned corporate financial goals for the year. The Chief Executive Officer reviews and recommends to the Compensation and Personnel Committee a corporate multiplier for all other incentive eligible employees, considering the same company performance metrics used to measure the Chief Executive Officer’s quantitative multiplier as well as other discretionary factors such as compensation history, work force performance, qualitative corporate goals and other market data. The Compensation and Personnel Committee reviews and approves the corporate multiplier for such other employees. Beginning with fiscal 2010, the Compensation and Personnel Committee has decided that the formula used for determining the Chief Executive Officer’s annual cash incentive will apply also to certain other senior executives of the company (including the Chief Operating Officer, the Chief Financial Officer, the National Security Sector and Health and Civil Sector Directors, the Human Resources Director, the Marketing and Sales Director and the General Counsel).

Because the corporate metrics are determined at the beginning of the fiscal year, they exclude the contribution of potential acquisitions or divestitures that may occur throughout the year. For acquisitions or divestitures that occur early in the fiscal year, the Compensation and Personnel Committee may in its discretion include financial targets for those acquired companies in the target metrics, and in the measurement of actual performance at fiscal year-end. However, absent a contrary decision by the Compensation and Personnel Committee, contributions from mid-year or later acquisitions or divestitures that are not included in establishing the corporate financial goals will be excluded when determining the actual performance at fiscal year-end.

The qualitative multiplier for the Chief Executive Officer formula includes individual goals and performance expectations established at the beginning of the fiscal year. They are intended to represent superior individual performance. At the beginning of the fiscal year, the Compensation and Personnel Committee establishes the goals and performance expectations for the Chief Executive Officer. The Chief Executive Officer recommends, and the Compensation and Personnel Committee approves, the goals and performance expectations at the beginning of the fiscal year used for the individual multiplier for the other named executive officers. Beginning in fiscal 2009, the Compensation and Personnel Committee reviewed and approved the qualitative goals for all direct reports to the Chief Executive Officer. The compensation and performance of these executives is expected to be reviewed annually by the Compensation and Personnel Committee and approved by the full Board.

In prior fiscal years we paid our executives their annual cash incentives over a three-year period, with 70% of the earned amount paid at the end of the fiscal year for which it was initially earned. The remaining 30% was to be paid in equal amounts of 15% at the end of each of the next two fiscal years, as long as the executive remained employed by our company. To better reflect market compensation practices, for fiscal 2009, executives were paid 100% of any cash incentive earned, and any earned but unpaid cash incentives from prior fiscal years were paid in full concurrently with the payment of the fiscal 2009 cash incentive. The Chief Executive Officer’s fiscal 2009 cash incentive target was set based on the fiscal 2009 financial plan reviewed and approved by the Compensation and Personnel Committee and the Board. Incentive targets for other named executives are recommended by the Chief Executive Officer, with review and approval from the Compensation and Personnel Committee. The percentages reflect the Chief Executive Officer’s assessment of the executive’s individual performance, compensation history, scope of responsibility, experience level, internal equity and relevant market data.

	Base Salary			Cash Incentive Target			Total Target Cash Compensation Mix
Name of Executive	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2008		Fiscal 2009	Fiscal 2010
Ernst Volgenau	$195,000	$195,000	$195,000	N/A	N/A	N/A		$195,000	$195,000	$195,000
Stanton D. Sloane	$650,000	$680,000	$680,000	$700,000	$735,000	$735,000		$1,350,000	$1,415,000	$1,415,000
Richard J. Nadeau (1)	N/A	$390,000	$390,000	N/A	$312,000	$312,000	$	N/A	$702,000	$702,000
Timothy J. Atkin (2)	$275,000	$325,000	$350,000	$188,021	$247,167	$280,000		$463,021	$572,167	$630,000
Stephen C. Hughes	$325,000	$365,000	N/A	$390,000	$438,000	N/A		$715,000	$803,000	N/A
Barry S. Landew (3)	$300,000	$320,000	N/A	$355,000	$384,000	N/A		$655,000	$704,000	N/A
Melissa A. Burgum	$215,000	$240,000	$250,000	$80,000	$96,550	$112,500		$295,000	$336,550	$362,500
Joseph P. Burke	$275,000	$300,000	$310,000	$207,292	$240,000	$248,000		$482,292	$540,000	$558,000
Mark D. Schultz (4)	$310,000	$310,000	$325,000	N/A	$155,000	$178,750		$310,000	$465,000	$503,750

(1)	Mr. Nadeau began employment as Chief Financial Officer on June 1, 2009.
(2)	Mr. Atkin was promoted to Chief Operating Officer on December 22, 2008.
(3)	Mr. Landew retired from SRA effective May 15, 2009.
(4)	Mr. Schultz began employment with SRA on June 16, 2008 and therefore did not have a fiscal 2008 incentive target.

Determination of Cash Incentive Awards for Fiscal 2009

Cash Incentive for Chief Executive Officer

For fiscal 2009, the Compensation and Personnel Committee in determining the Chief Executive Officer’s cash incentive award considered the following financial performance measures:

SRA Financial Objective	Financial Weighting Objective	Target Amount ($)	Fiscal 2009 Pro Forma (1)	Minimum Performance Level (2)(3)		Target Performance Level		Stretch Performance Level		Award Performance (4)			Actual Performance
				Goal	Change from Fiscal 2008	Goal	Change from Fiscal 2008	Goal	Change from Fiscal 2008	Minimum	Target	Stretch
Revenue ($M)	21.00%	$154,350	$1,511	$1,511	0.00%	$1,600	6.00%	$1,663	10.00%	0.25	1	1.69	0.49
Operating Income ($M)	21.00%	$154,350	$120	$120	0.00%	$134	12.00%	$139	16.00%	0.25	1	1.69	0
Diluted Earnings Per Share	21.00%	$154,350	$1.20	$1.20	0.00%	$1.35	13.00%	$1.40	17.00%	0.25	1	1.69	0
Orders ($B)	21.00%	$154,350	$2.10	$2.10	0.00%	$2.30	10.00%	$2.50	19.00%	0.25	1	1.69	1.25
Days Sales Outstanding (Q4)	16.00%	$117,600	77	77	—	69	8	67	10	0.25	1	1.69	0.39
Total		$735,000

(1)	Fiscal 2009 Pro Forma - adjusted to exclude post-divestiture forecast results related to Constella Futures Ltd., which was sold effective September 1, 2008, and to include forecast results related to the acquisitions of Era Systems Corporation and Interface & Control Systems, Inc., which were both completed in July 2008.
(2)	Minimum Performance Level equates to Fiscal 2009 Pro Forma. Minimum must be met for payout.

(3)	The Compensation and Personnel Committee will determine whether to adjust performance levels to account for acquisitions/divestitures occurring during the fiscal year.
(4)	The Chief Executive Officer will receive 25% of Target Amount for reaching the minimum, 100% for the target, and 169% for the stretch.

The qualitative measures for assessing Dr. Sloane’s performance in fiscal 2009 included reducing voluntary turnover, further enhancing SRA’s ethic of Honesty and Service, building a stable and effective senior executive team, improving Chief Executive Officer communications, continuing to implement the company’s strategic plan, and ensuring appropriate risk management procedures are in place. The qualitative factors used by the Compensation and Personnel Committee in determining the qualitative multiplier may only decrease or sustain the amount earned based on the quantitative factors. A score of 1.0 would indicate that performance expectations were met; a score less than 1.0 would indicate that performance expectations were not fully met.

After evaluating the quantitative and qualitative factors shown above, the Compensation and Personnel Committee established Dr. Sloane’s quantitative multiplier at .42 and his qualitative multiplier at .83. Accordingly, his cash incentive earned was $256,221 or approximately 34.9% of his incentive target.

Cash Incentive for Other Named Executive Officers

Based on a review of corporate performance for fiscal 2009, the Compensation and Personnel Committee with advice from the Chief Executive Officer, and using its discretion, assigned a corporate multiplier for other named executives at 50%. The 50% score was generated based on a review of financial performance measures used to determine the Chief Executive Officer’s quantitative multiplier and adjusted with respect to company acquisitions. The Compensation and Personnel Committee also considered qualitative objectives set at the beginning of the year and other discretionary factors.

Individual multipliers were determined using individual qualitative and quantitative goals and objectives related to performance during fiscal 2009. Although the goals and objectives differ based on individual position and role within the company, the items may include factors such as ethics and leadership, financial metrics, or functional specific objectives. A score of 1.0 indicates that the executive met performance expectations (including goals set at the beginning of the fiscal year). A score less than 1.0 indicates performance expectations (including goals established at the beginning of the fiscal year) were not fully met, and a score greater than 1.0 indicates that performance expectations (including goals established at the beginning of the fiscal year) were exceeded. The maximum individual multiplier score that could be achieved was 1.3. This metric is recommended by the Chief Executive Officer, who takes into consideration additional factors such as unforeseen changes to the business plan and overall performance relative to peers internal and external. It is then reviewed and approved by the Compensation and Personnel Committee.

Pursuant to Mr. Hughes’ separation agreement, his bonus payment was determined using the same corporate multiplier used in the calculation of cash incentives for our other named executive officers and an individual multiplier of 1.0. Pursuant to Mr. Landew’s separation agreement, his cash incentive payment was prorated for the time he was employed during fiscal 2009, and determined using the same corporate multiplier used in the calculation of cash incentives for our other named executive officers and an individual multiplier of 0.5.

For fiscal 2009, the Compensation and Personnel Committee approved a cash incentive earned for the following named executive officers. Our cash incentives are paid following the completion of fiscal year, based on performance using preliminary actual financial results during the just-completed fiscal year.

Name of Executive	Fiscal 2009 Target	Corporate Multiplier	Individual Multiplier	Cash Incentive Earned for Fiscal 2009
Richard J. Nadeau (1)	80%	.50	1.0	$13,000
Timothy J. Atkin (2)	80%	.50	.83	$102,574
Joseph P. Burke	80%	.50	.90	$108,000
Melissa A. Burgum (4)	45%	.50	1.1	$53,102
Stephen C. Hughes (3)	120%	.50	1.0	$219,000
Barry S. Landew (3)	120%	.50	.50	$84,000
Mark D. Schultz (5)	50%	.50	1.0	$116,250

(1)	Mr. Nadeau began employment as Chief Financial Officer on June 1, 2009.
(2)	Mr. Atkin was promoted to Chief Operating Officer on December 22, 2008.
(3)	Mr. Hughes and Mr. Landew’s bonuses were as stated in their separation agreements.
(4)	Ms. Burgum’s fiscal 2009 target percentage was increased from 37% to 45% effective January 2009.
(5)	Mr. Schultz was paid the minimum bonus of 75% as agreed in his offer of employment.

Stock Option and Restricted Stock Equity Awards

Our equity compensation program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with incentives to achieve long-term corporate performance, create an ownership culture and help to align executives’ interests with those of our stockholders. In addition, we believe the vesting feature of our equity grants provides an incentive to our executives to remain with our company. We have adopted stock ownership guidelines for our executives to encourage the long-term accumulation of a meaningful amount of our stock, and to align the interests of our named executive officers with stockholders. The guidelines encourage, but do not require, ownership of stock at a certain multiple of such officer’s annual base salary.

The Chief Executive Officer’s employment agreement establishes an annual equity target of 30,000 nonqualified stock options, subject to review by the Board. We do not establish individual annual equity targets for other named executive officers.

In determining the size and nature of equity grants to our executives, the Compensation and Personnel Committee considers our company-wide performance, the applicable executive’s performance, external market data and the expected stock compensation expense under SFAS No. 123(R). For fiscal 2009, larger equity awards were granted to key executives to align their target total direct compensation closer to market median levels given the need to retain and reward key executives necessary for the company’s long term success. To determine equity grants, target total cash compensation was deducted from market median levels for target total direct compensation. The Chief Executive Officer then undertook an individualized review of this calculation, adjusting for other factors such as performance, experience levels, and criticality of role. The actual number of stock options and restricted stock granted to each executive in August 2009 were derived by taking the equity value and applying a 3:1 split (i.e. 1 share of restricted stock for every 3 stock options). Prior to fiscal 2006, we generally granted only stock options as long-term incentives to our employees. In fiscal 2006, we began granting a mix of stock option and restricted stock awards to our executives and other employees.

We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. The August 2009 grants awarded resulted in a ratio of 1 share of restricted stock for every 3 stock options.

In addition to our annual performance-based grants as part of our overall compensation program, we typically make an initial equity award to a new executive upon commencement of employment.

The exercise price of all stock options is equal to the closing price of our class A common stock on the New York Stock Exchange on the date of grant. All equity grants must be approved in advance of or on the date of grant either by the Compensation and Personnel Committee or under the limited authority delegated to the Chairman and Chief Executive Officer.

The stock options and restricted stock we grant to our executives typically vest at a rate of 25% per year on the first four anniversaries of the date of grant. In the case of stock options, the term of the option is typically ten years. Vesting ceases and unvested options are forfeited on the date of termination of affiliation with the company, with an option to exercise vested options for sixty days from the termination date, except in the case of death or total disability where the option holder has up to one year to exercise vested options. For those option holders that retire, the holder will have up to two years to exercise vested options pursuant to a retirement agreement. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. In the case of restricted stock, the holder has voting and dividend rights to both vested and unvested awards.

Dr. Sloane’s fiscal 2009 target of 30,000 option shares was established pursuant to his employment agreement, and the actual grant was calculated at the end of the year by applying the same quantitative multiplier (.42) and qualitative multiplier (.83) used in calculating his fiscal 2009 cash incentive award described above. This calculation resulted in the grant of an option to purchase 10,458 shares of class A common stock, which was granted to Dr. Sloane on August 17, 2009.

For other named executive officers, the annual equity grant was recommended by the Chief Executive Officer based on review of individual performance, compensation history, scope of responsibility, internal equity, external market data and experience level. The Chief Executive Officer’s recommendations were reviewed and approved by the Compensation and Personnel Committee. Mr. Nadeau received a grant of 6,700 restricted stock shares and 56,100 non-qualified stock options effective with the commencement of his employment with the company. Mr. Atkin received a grant of 6,500 restricted stock shares and 26,000 non-qualified stock options effective with the commencement of his new role as Chief Operating Officer as of December 22, 2008. This grant was based on a review of internal and external equity as well as his increased responsibility in his new role. Mr. Atkin also received a grant of 9,813 restricted stock shares and 29,439 non-qualified stock options on August 17, 2009. Mr. Burke received a grant of 9,655 restricted stock shares and 28,965 non-qualified stock options on August 17, 2009. Mr. Schultz received a grant of 4,653 restricted stock shares and 13,959 non-qualified stock options on August 17, 2009. Ms. Burgum received a grant of 11,400 non-qualified stock options on February 16, 2009 as part of a one time key employee retention grant. Ms. Burgum also received an annual grant of 5,843 restricted stock shares and 17,529 non-qualified stock options on August 17, 2009.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a company-sponsored 401(k) plan. Executives are eligible to participate in all of our employee benefit plans on the same basis as other employees.

We match a portion of employee contributions into the 401(k) plan. Our matching contribution is made annually after each calendar year end, and the maximum matching contribution available for any employee during fiscal 2009 was $4,375. All employees, including executive officers, are subject to the same matching formula.

In particular circumstances, we award one-time hiring incentives in the form of cash or equity upon an executive’s commencement of employment. The amount of a hiring bonus, if any, is determined on a case-by-case basis. For example, we will consider paying signing bonuses to offset the economic loss for unvested cash or equity value forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

Per Dr. Sloane’s employment agreement, we awarded him a hiring bonus, consisting of three payments totaling $280,000. We paid $30,000 upon hire and an additional $125,000 on July 20, 2007. We paid the remaining $125,000 on July 25, 2008. These amounts were determined by the Compensation and Personnel Committee, after consulting with our Chairman. In addition, we provided Dr. Sloane a monthly living allowance of $8,000 from his April 2007 hire date through April 2009. Under the terms of Mr. Nadeau’s employment agreement, the company paid him a one-time signing bonus of $15,000 upon commencement of employment.

Severance and Change-of-Control Benefits

Pursuant to the employment agreements we have entered into with Dr. Sloane and Mr. Nadeau, they are entitled to specified benefits in the event of termination of or change in employment under specified circumstances, including termination following a change in control of our company. The other named executive officers currently do not have similar benefits.

The change-of-control benefits have been structured as “double trigger” benefits. The severance benefits are paid only if, upon a change in control, Dr. Sloane is subsequently not offered the position of President or Chief Executive Officer of the successor company’s ultimate parent company, and in the case of Mr. Nadeau, if he is not offered the position of Chief Financial Officer or operating sector lead of the combined or surviving company. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to Dr. Sloane or Mr. Nadeau in the event of a friendly change of control, while still providing them appropriate protection in the event a change in control results in the loss of job or position.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the other named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Compensation and Personnel Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers with option issuances in a manner that is intended to minimize disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the 2002 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation and Personnel Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Personnel Committee believes such payments are appropriate and in the best interests of SRA and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.1

Compensation and Personnel Committee

Mr. David H. Langstaff (Chairman)

Admiral Edmund P. Giambastiani, Jr.

Dr. Gail R. Wilensky

[1]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal years ended June 30, 2009, 2008 and 2007 earned by or paid to our Chairman, our President and Chief Executive Officer, our Chief Financial Officer, and our three additional most highly-compensated executive officers, referred to as our named executive officers, as determined in accordance with applicable SEC rules (to the extent these individuals were named executive officers for any such years).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Stanton D. Sloane, President and Chief Executive Officer	2009	$677,500	$125,000	$806,563	$511,722	$403,136	$76,375	$2,600,296
	2008	650,000	125,000	806,563	474,397	325,812	100,375	2,482,147
	2007	162,500	30,000	121,454	69,980	75,285	24,000	483,219

Richard J. Nadeau, (5) Executive Vice President and Chief Financial Officer	2009	32,500	15,000	2,459	8,480	13,000	—	71,439

Melissa A. Burgum, (6) Former Acting Chief Financial Officer	2009	233,750	—	18,686	51,889	81,378	4,375	390,078

Stephen C. Hughes, (7) Former Chief Financial Officer and Executive Vice President, Operations	2009	361,667	—	66,729	55,329	219,000	1,216,341	1,919,066
	2008	325,000	—	97,764	319,249	267,518	4,375	1,013,906
	2007	290,000	—	45,710	343,385	234,080	4,375	917,550

Timothy J. Atkin, (8) Executive Vice President and Chief Operating Officer	2009	307,708	—	89,106	101,267	170,322	1,519	669,922

Mark D. Schultz, (9) Senior Vice President, General Counsel and Corporate Secretary	2009	310,000	—	12,791	28,619	116,250	185,445	653,105

Joseph P. Burke, (9) Senior Vice President, National Security Sector Director	2009	297,917	—	68,869	79,797	176,138	4,375	627,096

Barry S. Landew, (10) Former Executive Vice President, Strategic Development	2009	277,102	—	46,540	19,299	84,000	434,047	860,988
	2008	300,000	—	65,564	201,020	235,040	4,375	805,999
	2007	270,000	—	13,510	225,155	219,041	4,375	732,081

Ernst Volgenau, Chairman	2009	195,000	—	—		—	4,375	199,375
	2008	195,000	—	—	3,904	—	4,375	203,279
	2007	195,000	—	—	38,540	52,952	4,375	290,867

(1)	The bonus for Dr. Sloane of $30,000 in fiscal 2007, $125,000 in fiscal 2008 and $125,000 in fiscal 2009 represent the first, second, and final installments, respectively, of his hiring bonus. The bonus for Mr. Nadeau of $15,000 represents a one-time signing bonus.
(2)	The amounts in these columns represent the expense recognized in the fiscal year ended June 30, 2009, in connection with awards made during fiscal 2009 and during prior years, in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are described in note 1 to our audited financial statements for the year ended June 30, 2009 included in our Form 10-K filed with the Securities and Exchange Commission on August 25, 2009. Unlike the amounts reported in our audited financial statements, amounts presented in the table do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award. For Mr. Hughes and Mr. Landew, the fiscal 2009 amounts reflect actual expense associated with stock awards and option awards that vested during the year up until their date of separation with the Company.

(3)	In fiscal 2007 and fiscal 2008, our executive cash incentive bonuses were paid over a three year period, with 70% of the earned amount paid at the end of the fiscal year for which it was initially earned. The remaining 30% was paid in equal amounts of 15% at the end of the next two fiscal years, as long as the executive remained employed by our company. Amounts in this column for fiscal 2007 and fiscal 2008 reflect 70% of the bonuses earned for the indicated fiscal year and 15% of the bonuses earned for each of the two prior fiscal years. In fiscal 2009, our executive cash incentive bonuses were paid over a one year period, with payment of 100% of the bonus earned for the indicated fiscal year, 30% of the bonus earned for fiscal 2008 and 15% of the bonus earned for fiscal 2007. For Mr. Nadeau and Mr. Schultz, no bonuses were earned for periods prior to fiscal 2009, as employment with the company began effective June 1, 2009 and June 16, 2008, respectively. For Mr. Hughes and Mr. Landew, the amount reflected is 100% of their fiscal 2009 bonuses earned. The remaining 30% from fiscal 2008 and 15% from fiscal 2007 are included in their severance payments.
(4)	For Dr. Sloane, this consists of both his $8,000 monthly housing allowance and his annual 401(k) company matching contribution. His housing allowance was guaranteed for a period of two years. For fiscal 2009, this amount consisted of his $8,000 monthly housing allowance for the nine remaining months and a 401(k) company matching contribution of $4,375. For Mr. Hughes, the fiscal 2009 amount consists of his severance payment of $1,023,315, final accrued leave pay-out of $188,651 and 401(k) company matching contribution of $4,375. For Mr. Landew, the fiscal 2009 amount consists of his severance payment of $383,114, final accrued leave pay-out of $46,558 and 401(k) company matching contribution of $4,375. For Ms. Burgum, Mr. Atkin, Mr. Burke and Dr. Volgenau, this consists of their annual 401(k) company matching contributions for fiscal 2009.
(5)	Mr. Nadeau was appointed Executive Vice President and Chief Financial Officer effective June 1, 2009. His fiscal 2009 salary reflects one month of employment.
(6)	Ms. Burgum was appointed acting Chief Financial Officer on January 30, 2009. Effective June 1, 2009, she returned to her position as the Company’s Corporate Controller.
(7)	Mr. Hughes served as the Company’s Chief Financial Officer and Executive Vice President, Operations, until January 30, 2009. He separated employment from the Company on June 30, 2009.
(8)	Mr. Atkin was appointed Chief Operating Officer and Executive Vice President on December 22, 2008.
(9)	Mr. Schultz and Mr. Burke were not named executive officers prior to fiscal 2009.
(10)	Mr. Landew separated employment from the Company on May 15, 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding options granted and restricted stock awards made to our named executive officers during fiscal 2009. All of the options and restricted stock were granted under our 2002 stock incentive plan.

Grants of Plan-Based Awards - Fiscal 2009

Name of Executive	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)
Stanton D. Sloane	8/15/2008	0	735,000	1,242,150	—	18,900	23.36	164,638

Richard J. Nadeau	6/1/2009	0	26,000	43,940	6,700	56,100	17.87	532,692

Melissa A. Burgum	8/15/2008	0	96,550	163,169	2,141	—	—	50,014
	2/16/2009				—	11,400	14.29	56,595

Stephen C. Hughes	8/15/2008	0	438,000	740,220	8,562	—	—	200,008

Timothy J. Atkin	8/15/2008	0	247,167	417,712	8,562	—	—	200,008
	2/16/2009				6,500	26,000	14.29	221,962

Mark D. Schultz	8/15/2008	116,250	155,000	261,950	2,500	15,000	23.36	189,065

Joseph P. Burke	8/15/2008	0	240,000	405,600	6,422	—	—	150,018

Barry S. Landew	8/15/2008	0	384,000	684,960	6,422	—	—	150,018

Ernst Volgenau	—	—	—	—	—	—	—	—

(1)	Equity grants made to the executive officers effective August 15, 2008 were based upon the Compensation and Personnel Committee’s evaluation of the executive’s performance for fiscal 2008. Mr. Nadeau received a grant of 6,700 restricted stock shares and 56,100 nonstatutory stock options upon hire. Mr. Atkin received a grant on February 16, 2009 in conjunction with his appointment as Chief Operating Officer. Ms. Burgum received a key employee grant on February 16, 2009.
(2)	The amount set forth in the “target” column represents the target annual cash incentive plan payment established for each named executive officer. The amount in the “threshold” column represents the minimum that would be earned if the named executive officer’s individual multiplier was 0 or if the corporate multiplier was 0 (or, in the case of Dr. Sloane, if the qualitative multiplier or the quantitative multiplier was 0). Mr. Schultz had a guaranteed minimum of 75% of his target amount pursuant to the terms of his offer of employment. The amount under the “maximum” column represents the maximum that could be earned if the individual multiplier was 1.3 and the corporate multiplier was 1.3 (or, in the case of Dr. Sloane, if the qualitative multiplier was 1.0 and the quantitative multiplier was 1.69), which are the highest multipliers attainable in each case.

The actual amount earned under our annual cash incentive plan by each of the named executive officers for fiscal 2009 performance was as follows: Stanton Sloane, $256,221; Richard Nadeau, $13,000; Melissa Burgum, $53,102; Timothy Atkin, $102,574; Mark Schultz, $116,250; and Pat Burke, $108,000.

For fiscal 2009, pursuant to the terms of his employment agreement, Mr. Schultz was paid 75% of his target bonus amount. Mr. Nadeau began his employment on June 1, 2009. The amounts paid to Mr. Hughes and Mr. Landew, each of whom separated from the Company during fiscal 2009, were determined in accordance with the terms of their respective separation agreement and were $219,000 and $84,000, respectively. Mr. Volgenau does not participate in the Cash Incentive Plan and did not receive a payment in fiscal 2009. A complete description of our annual cash incentive plan, and the determination of the target amounts for each named executive officer, is found in the Compensation Discussion and Analysis of this Proxy Statement, in the section entitled “Annual Cash Incentives.”

(3)	The amounts in these columns represent the full amount of the expense we will recognize in connection with awards made during the fiscal year ended June 30, 2009 over the entire term of the award in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are described in note 1 of our audited financial statements for the year ended June 30, 2009 included in our Form 10-K filed with the Securities and Exchange Commission on August 25, 2009. Unlike the amounts reported in our audited financial statements, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award. For Mr. Hughes and Mr. Landew, the entire value of these grants was forfeited as of their dates of separation from the Company, which was June 30, 2009 and May 15, 2009, respectively.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards held by our named executive officers as of the end of, June 30, 2009, fiscal 2009. Stock options granted prior to May 2002 were granted under our 1994 Stock Option Plan. Stock options and restricted stock awards granted after May 2002 were granted under our 2002 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

		Option Awards				Stock Awards
Name of Executive	Grant Date	Number of Shares Underlying Unexercised Options Exercisable (1)	Number of Shares Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares that Have Not Vested (1)	Market Value of Shares that Have Not Vested ($) (4)

Stanton D. Sloane	5/7/2007	100,000	100,000	25.8100	5/7/2017	62,500	1,097,500
	8/13/2007	1,153	3,459	25.5900	8/13/2017	—	—
	8/15/2008	—	18,900	23.3600	8/15/2018	—	—

Richard J. Nadeau	6/1/2009	—	56,100	17.8700	6/1/2019	6,700	117,652

Melissa A. Burgum	8/4/2005	3,750	1,250	35.4000	8/4/2015	—	—
	8/7/2006	1,103	1,100	25.1050	8/7/2016	274	4,811
	8/13/2007	667	2,001	25.5900	8/13/2017	501	8,798
	5/19/2008	2,400	7,200	23.8000	5/19/2018
	8/15/2008	—	—	—	—	2,141	37,596
	2/16/2009	—	11,400	14.2900	2/16/2019	—	—

Stephen C. Hughes (5)	8/15/2002	70,660	—	12.4000	6/30/2011	—	—
	8/7/2003	20,600	—	16.7950	6/30/2011	—	—
	8/5/2004	100,000	—	21.1300	6/30/2011	—	—
	8/4/2005	16,605	—	35.4000	6/30/2011	—	—
	2/15/2006	12,000	—	32.2000	6/30/2011	—	—
	8/7/2006	2,439	—	25.1050	6/30/2011	—	—
	8/13/2007	1,116	—	25.5900	6/30/2011	—	—

Timothy J. Atkin	8/5/2004	5,810	—	21.1300	8/5/2014	—	—
	8/4/2005	15,113	5,037	35.4000	8/4/2015	—	—
	8/7/2006	2,199	2,198	25.1050	8/7/2016	550	9,658
	8/13/2007	1,266	3,798	25.5900	8/13/2017	951	16,700
	2/8/2008	—	—	—	—	2,625	46,095
	8/15/2008	—	—	—	—	8,562	150,349
	2/16/2009	—	26,000	14.2900	2/16/2019	6,500	114,140

Barry S. Landew (6)	8/15/2002	35,500	—	12.4000	5/15/2011	—	—
	8/7/2003	20,600	—	16.7950	5/15/2011	—	—
	8/5/2004	60,000	—	21.1300	5/15/2011	—	—
	8/4/2005	16,605	—	35.4000	5/15/2011	—	—
	8/7/2006	2,439	—	25.1050	5/15/2011	—	—
	8/13/2007	1,116	—	25.5900	5/15/2011	—	—

Mark D. Schultz	8/15/2008	—	15,000	23.3600	8/15/2018	2,500	43,900

Joseph P. Burke	6/30/2000	5,418	—	4.7685	6/30/2015	—	—
	6/30/2001	9,096	—	4.2500	6/30/2016	—	—
	8/15/2002	18,960	—	12.4000	8/15/2017	—	—
	8/7/2003	11,820	—	16.7950	8/7/2013	—	—
	8/5/2004	15,540	—	21.1300	8/5/2014	—	—
	8/4/2005	13,050	4,350	35.4000	8/4/2015	—	—
	8/7/2006	2,418	2,416	25.1050	8/7/2016	604	10,606
	8/13/2007	1,203	3,609	25.5900	8/13/2017	903	15,857
	5/9/2008	—	—	—	—	2,625	46,095
	8/15/2008	—	—	—	—	6,422	112,770

Ernst Volgenau		—	—	—	—	—	—

(1)	In each case, the option or restricted stock award vests in 25% increments on the first four anniversaries of the grant date. All stock options listed are nonqualified stock options.
(2)	For options granted subsequent to April 2007, the exercise price is equal to the closing price of our class A common stock on the New York Stock Exchange on the date of grant. Option grants made prior to April 2007 have an exercise price equal to the average of the high and low trading prices of the class A common stock on the date of grant.
(3)	The expiration date is 10 years from the grant date, except for grants made between June 30, 1999 and August 15, 2002, in which case the expiration date is 15 years from the grant date.
(4)	Based on $17.56 per share, the closing price of our class A common stock on June 30, 2009, the last trading day of fiscal 2009.
(5)	In connection with Mr. Hughes’ retirement, all outstanding and unexercised option awards expire two years from his date of separation on June 30, 2011. All unvested stock awards were forfeited on his date of separation.
(6)	In connection with Mr. Landew’s retirement, all outstanding and unexercised option awards expire two years from his date of separation on May 15, 2011. All unvested stock awards were forfeited on his date of separation.

Stock Option Exercises and Restricted Stock Vesting

The following table provides information on (1) stock option exercises by the named executive officers during fiscal 2009, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards held by the named executive officers in fiscal 2009 and the value realized.

Option Exercises and Stock Vested – Fiscal 2009

Name of Executive	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($) (2)
Stanton D. Sloane	—	—	31,250	(3)	485,625
Richard J. Nadeau	—	—	—		—
Melissa A. Burgum	—	—	304	(4)	6,973
Stephen C. Hughes	—	—	3,583	(5)	60,730
Timothy J. Atkin	—	—	1,467	(6)	25,530
Barry S. Landew	144,336	1,915,713	2,583	(7)	46,440
Mark D. Schultz	—	—	—		—
Joseph P. Burke	—	—	1,478	(8)	28,449
Ernst Volgenau	—	—	—		—

(1)	Based on the fair market value of our class A common stock at the time of exercise, after deducting the aggregate exercise price.
(2)	Based on the closing price per share of our class A common stock on the vesting date.
(3)	Represents vesting of the second 25% of a 125,000 restricted stock share grant awarded on May 7, 2007.
(4)	Represents vesting of the second 25% of a 551 restricted stock share grant awarded on August 7, 2006 and the first 25% of a 668 restricted stock share grant awarded on August 13, 2007.
(5)	Represents vesting of the third 25% of a 4,000 restricted stock share grant awarded on February 15, 2006, the second 25% of a 1,219 restricted stock share grant awarded on August 7, 2006, the second 25% of a 8,000 restricted stock share grant awarded on May 15, 2007, and the first 25% of a 1,116 restricted stock share grant awarded on August 13, 2007.
(6)	Represents vesting of the second 25% of a 1,100 restricted stock share grant awarded on August 7, 2006, the first 25% of a 1,268 restricted stock share grant awarded on August 13, 2007, and the first 25% of a 3,500 restricted stock share grant awarded on February 8, 2008.
(7)	Represents vesting of the second 25% of a 1,219 restricted stock share grant awarded on August 7, 2006, the second 25% of a 8,000 restricted stock share grant awarded on May 15, 2007, and the first 25% of a 1,116 restricted stock share grant awarded on August 13, 2007.
(8)	Represents vesting of the second 25% of a 1,209 restricted stock share grant awarded on August 7, 2006, the first 25% of a 1,204 restricted stock share grant awarded on August 13, 2007, and the first 25% of a 3,500 restricted stock share grant awarded on May 9, 2008.

Non Qualified Deferred Compensation

The following table summarizes the compensation deferred during fiscal 2009 by the named executive officers under the Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 1995 Plan, and the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 2005 Plan, both of which are irrevocable “rabbi trusts.” A rabbi trust is a grantor trust, the assets of which are reachable by our creditors in the event of a bankruptcy.

Fiscal 2009 Nonqualified Deferred Compensation

Name of Executive	Executive Contributions in Fiscal 2009		Registrant Contributions in Fiscal 2009	Aggregate Earnings in Fiscal 2009	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal 2009 End
Stanton D. Sloane	—		—	—	—	—
Richard J. Nadeau	—		—	—	—	—
Melissa A. Burgum	—		—	—	—	—
Stephen C. Hughes	17,917	(1)	—	(7,866)	—	364,190
Timothy J. Atkin	—		—	1,120	—	62,746
Barry S. Landew	—		—	—	—	—
Joseph P. Burke	—		—	—	—	—
Mark D. Schultz	—		—	—	—	—
Ernst Volgenau	—		—	—	—	—

(1)	Consists of elective base salary deferrals made by Mr. Hughes during fiscal 2009. This amount is also included in the amount reported as fiscal 2009 salary in the Summary Compensation Table.

During fiscal 2009, executives were permitted to voluntarily defer up to 50% of their base salary and up to 100% (less statutory tax withholding) of their paid cash incentive bonus into the 2005 Plan. At the time a deferral election is made, the executive may elect the time and manner of distribution, subject to Internal Revenue Service regulations, including recent 409A legislation. Salary and bonus amounts deferred remain assets of our company during the period of deferral. Once deferred, the executive may request that we invest their deferrals in a variety of mutual funds managed by Fidelity Investments. Since 2005, executives may no longer contribute to the 1995 Plan, although their balances and deferral elections remain in place pursuant to their original elections. Deferrals may be invested similar to the 2005 plan.

Potential Payments Upon Termination or Change of Control

Pursuant to the employment agreement we have entered into with Dr. Sloane and Mr. Nadeau, and the agreements associated with their one-time equity grants, they are entitled to specified benefits in the event of termination of or change in employment under specified circumstances, including following a change in control of our company. Dr. Sloane and Mr. Nadeau currently are the only named executive officers with these benefits.

Involuntary Termination. Dr. Sloane will be entitled to the following severance benefits in the event of an involuntary termination without “cause”, as defined in his agreement, whether before or after a change of control: (i) full vesting of all unvested non-qualified stock options and restricted stock shares; (ii) payment of 50% of his prior year’s earned bonus; (iii) continuation of his base salary for 12 months; and (iv) continuation of employee benefits for 12 months, subject to reduction in the event Dr. Sloane receives comparable benefits from a subsequent employer. Post-termination payment of bonus amounts and continuation of Dr. Sloane’s base salary and benefits are contingent upon his execution of an agreement releasing SRA from any and all liability relating to his employment, and his compliance with the confidentiality, non-competition and non-solicitation covenants set forth or incorporated in his employment agreement.

Under the terms of his employment agreement, “cause” generally means: (i) conviction of a crime or plea of guilty involving a felony of moral turpitude; (ii) willful engagement in fraud; (iii) willful misconduct or gross negligence resulting in material harm to the Company; (iv) willful violation of our policies; (v) the failure to maintain the necessary governmental clearances or (vi) continued failure to perform duties after notice and an opportunity to cure.

Mr. Nadeau will be entitled to the following severance benefits in the event of an involuntary termination without “cause” or termination for “good reason”, whether before or after a change of control: (i) all wages earned but unpaid prior to the termination date, payable within 60 days of termination; (ii) all accrued but unused personal leave, payable within 60 days of termination; (iii) distributions under the Deferred Compensation Plan, if Mr. Nadeau participated in such plan; (iv) a lump sum payment of any annual cash bonus earned and unpaid from the previous two fiscal years as of the termination date; (v) twelve (12) months of his base salary and (vi) for twelve months, the monthly amount equal to the cost of COBRA coverage, each payable in accordance with our normal payroll practices then in effect.

If Mr. Nadeau is terminated for “cause”, voluntarily terminates his employment or his employment is terminated upon his death or disability, he is entitled to receive (i) all wages earned but unpaid prior to the termination date, payable within 60 days of termination; (ii) all accrued but unused personal leave, payable within 60 days of termination; and (iii) distributions under the Deferred Compensation Plan, if Mr. Nadeau participates in such plan. He may elect to continue his health coverage under COBRA at his cost. Mr. Nadeau’s employment agreement also contains provisions whereby Mr. Nadeau agreed to protection of our proprietary information, a one year non-competition obligation and a two year non-solicitation obligation.

Under the terms of his agreement, “cause” generally means: (i) a breach of the terms of the employment agreement; (ii) any allegation reasonably determined by the Company to be credible of any act of fraud, disloyalty, negligence in performing duties, a crime or misdemeanor, any action that harms our reputation or relationship with customers, stockholders or employees; or (iii) the failure to maintain the necessary governmental clearances. “Good reason” generally means: (i) a material diminution in the executive’s duties or responsibilities or (ii) a material change in Mr. Nadeau’s principal place of employment such that his commuting distance has increased by more than fifty miles.

The following table sets forth an estimate of the benefits that would have accrued for Dr. Sloane in the event employment had been terminated without cause as of the end of fiscal 2009.

Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	$1,097,500
50% of fiscal 2009 earned cash bonus	128,111
Base salary continuation for 12 months	680,000
Continuation of benefits for 12 months (2)	23,390

Total potential payments	$1,929,001

(1)	Based on the number of shares that vest multiplied by $17.56, the closing price of our class A common stock on June 30, 2009, the last trading day of fiscal 2009, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	Based on employer cost of premiums and other benefit costs in effect on the last day of fiscal 2009.

The following table sets forth an estimate of the benefits that would have accrued for Mr. Nadeau in the event employment had been terminated without cause, or if he terminated his employment for “good reason” as of the end of fiscal 2009.

Benefit	Estimated Value ($)
Base salary continuation for 12 months	$390,000
Continuation of COBRA for 12 months (1)	16,388
Unvested annual cash incentives (2)	—

Total potential payments	$406,388

(1)	Based on employer cost of premiums in effect on the last day of fiscal 2009.
(2)	The fiscal 2009 annual cash incentive was paid out at 100%. There is no unvested portion as of June 30, 2009.

Change of Control. The following tables set forth an estimate of the benefits that would have accrued to Dr. Sloane and Mr. Nadeau in the event our company had experienced a change of control, as such term is defined in their respective employment agreements, as of the end of fiscal 2009.

Dr. Sloane: In the event of a change in control that results in Dr. Sloane not receiving an offer of employment to serve as the President and/or Chief Executive Officer of the surviving entity, or parent company thereof, then all of Dr. Sloane’s outstanding, unvested nonqualified stock options and restricted stock will vest as of the effective date of the change in control. For the purpose of his agreement, change in control means the consummation of a merger, reorganization, consolidation or similar transaction, unless our voting stock represents more than 50% of the voting power of the surviving entity, or stockholder approval of the sale of all or substantially all SRA assets or a plan of liquidation of SRA, unless our voting stock represents more than 50% of the voting power of the purchasing entity.

Mr. Nadeau: If, upon a change in control, we become a subsidiary of the acquiror and Mr. Nadeau is not offered the position of Chief Financial Officer or an operating sector leader, or, if upon a change in control, we do not become a subsidiary of the acquiror and Mr. Nadeau is not offered the position of Chief Financial Officer or operating sector leader, then Mr. Nadeau shall receive the following benefit, as applicable:

•

If Mr. Nadeau is offered a position with the material responsibilities of a Chief Financial Officer or operating sector leader of a division roughly equal to the size of the Company prior to the change in control, then 80% of all unvested nonstatutory options and shares of restricted stock shall vest in full as of the date of the change in control, and provided that Mr. Nadeau remains employed with the acquiror or the Company for one year following the change in control, the remaining 20% of such unvested nonqualified options and restricted stock shall vest as of the one year anniversary of the change in control; or

•

If Mr. Nadeau does not receive, in connection with the change in control, an offer of employment with the material responsibilities of a Chief Financial Officer or operating sector leader of a division roughly equal to the size of the Company prior to the change in control, then all of the unvested nonqualified options and restricted stock shall vest in full as of the date of the change in control.

For purposes of his agreement, “change in control” generally means the occurrence of any of the following: (i) a new significant stockholder acquires more than 35% of the voting power of the Company, subject to certain exceptions; (ii) a material change in the composition of our Board of Directors; or (iii) a merger, reorganization, asset sale or similar transaction, subject to certain exceptions.

Benefit	Dr. Sloane Estimated Value ($)
Vesting of options and restricted shares (1)	1,097,500

Benefit	Mr. Nadeau Estimated Value 80%($)	Mr. Nadeau Estimated Value 100% ($)
Vesting of options and restricted shares (1)	94,122	117,652

(1)	Based on the number of shares that vest multiplied by $17.56, the closing price of our class A common stock on June 30, 2009, the last trading day of fiscal 2009, and, in the case of options, after deducting the aggregate exercise price of the options that vest.

Separation Agreements. As previously reported, we entered into two separation agreements with named executive officers during fiscal 2009, the terms of which are described below.

We entered into a separation agreement with Mr. Landew as of March 31, 2009, in connection with his departure from the Company on May 15, 2009. Pursuant to the terms of his separation agreement, Mr. Landew received a lump sum payment consisting of: (i) $101,919, representing earned but unpaid amounts of bonuses earned during fiscal years 2007 and 2008; (ii) $46,557, representing accrued and unused leave; (iii) $253,000; and (iv) $28,195, representing the estimated cost of COBRA premiums for 18 months following the separation date. Mr. Landew was also eligible to receive a pro rata bonus for fiscal 2009 under our Cash Incentive Plan (as described above), in an amount determined to be $84,000. All unvested options as of the separation date expired. The agreement also included nondisclosure obligations, and a one-year non-solicitation and non-disparagement obligation. The agreement also included a general release of claims.

Additionally, we entered into a consulting agreement with Mr. Landew to provide sales and marketing consulting during the period June 1, 2009 through June 30, 2010. The aggregate payment due to Mr. Landew under the consulting agreement is expected to be $343,800.

On January 5, 2009, we entered into a separation agreement with Mr. Hughes in connection with his retirement from the Company. Pursuant to the terms of his separation agreement, Mr. Hughes received a lump sum payment, paid within 15 days of his retirement date, consisting of: (i) $365,000, representing one year of base salary; (ii) $116,505, representing unpaid amounts of bonuses earned during fiscal years 2007 and 2008; (iii) a cash amount representing accrued and unused leave; (iv) $12,000, in lieu of outplacement assistance; (v) $29,810, representing the estimated cost of COBRA premiums for 18 months following the separation date; and (vi) $500,000. Mr. Hughes was also eligible to receive a pro rata bonus for fiscal 2009 under our Cash Incentive Plan (as described above), in an amount determined to be $219,000. Any amounts in Mr. Hughes deferred compensation account were to be paid in accordance with the 2005 Plan. All unvested options as of the separation date expired. The agreement also included nondisclosure obligations, and a one-year non-competition, non-solicitation and non-disparagement obligation. The agreement also included a general release of claims.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (1)
Equity compensation plans approved by security holders	5,490,261	20.64	8,975,885	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,490,261	20.64	8,975,885	(2)

(1)	In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2009, the 8,712,727 shares available for future issuance under the 2002 Stock Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards.
(2)	Includes 8,712,727 shares of class A common stock issuable under our 2002 Stock Incentive Plan. Under the terms of the 2002 Stock Incentive Plan, the number of shares available for issuance is automatically increased every July 1, through fiscal year 2012, by an amount equal to the lesser of (i) 2,352,940 shares of class A common stock, (ii) 3% of the outstanding shares of class A common stock and class B common stock on such date or (iii) an amount determined by our Board of Directors. On July 1, 2009, an additional 1,712,601 shares of class A common stock were reserved for issuance under the terms of the 2002 Plan pursuant to this automatic increase provision. The amount reported in this column also includes 263,158 shares issuable under our 2004 Employee Stock Purchase Plan, including shares issuable in connection with the current offering period, which ends on September 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Sloane, our President and Chief Executive Officer and a member of our Board of Directors, utilizes his private airplane for business travel. During fiscal 2009, we reimbursed Dr. Sloane $27,971 for actual costs incurred in the operation of his private airplane for business travel. The Board of Directors, excluding Dr. Sloane, authorized SRA to reimburse Dr. Sloane for the reasonable costs associated with the business use of his private aircraft and the incremental cost of aircraft insurance purchased.

Kathleen Yoshida, the daughter of Mr. Burke, is employed by us as a senior principal. For fiscal 2009, her salary and other compensation paid by us totaled $146,316.

Kevin Robbins, the son-in-law of Dr. Renato A. DiPentima, who retired from our Board of Directors in August 2008, is employed by us as a senior principal. For fiscal 2009, his salary and other compensation paid by us totaled $204,748.

Ms. Yoshida and Mr. Robbins each participate in our 401(k) plan and are eligible to receive matching contributions in accordance with company policy, and each received equity awards in fiscal 2009 of an amount consistent with the fiscal 2009 equity award grants made to similarly situated employees.

The Board of Directors has adopted a policy that all transactions between us, on the one hand, and our officers, Directors, greater than 5% stockholders and their respective immediate family members and affiliates, on the other hand, must be (i) approved by a majority of the disinterested members of the Board of Directors and (ii) on terms no less favorable to us than could be obtained from unaffiliated third parties. Transactions involving compensation for services provided to us as an employee, Director, consultant or similar capacity by a related person are not covered by this policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Personnel Committee during fiscal 2009 were Mr. Langstaff, Admiral Giambastiani, and Dr. Wilensky. No member of the Compensation and Personnel Committee was at any time during fiscal 2009 an officer or employee of our company or any of our subsidiaries, and no member has ever served as an executive officer of our company. None of our executive officers serves or, during fiscal 2009, served as a member of the Board of Directors or the Compensation and Personnel Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Personnel Committee.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee reviewed our audited financial statements for the fiscal year ended June 30, 2009 and discussed these financial statements with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies we use as well as the Company’s internal controls. The independent registered public accounting firm is responsible for auditing our financial statements and for reviewing our unaudited interim financial statements. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit and Finance Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires our independent registered public accounting firm to discuss with our Audit and Finance Committee, among other things, the following:

•	methods to account for significant, unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. In addition, the Audit and Finance Committee discussed with the independent registered public accounting firm their independence from us. The Audit and Finance Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to us was compatible with maintaining the firm’s independence. The Audit and Finance Committee held Committee meetings on July 30, 2008, August 8, 2008, August 25, 2008, October 29, 2008, November 3, 2008, January 27, 2009, February 4, 2009, April 29, 2009 and May 26, 2009 during fiscal 2009

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit and Finance Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.2

Audit and Finance Committee

John W. Barter (Chairman)

Miles R. Gilburne

William T. Keevan

[2]

No portion of this Audit and Finance Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since March 2002. The Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year, if it determines that such a change would be in the best interests of the Company and its stockholders. Although stockholder approval of the Audit and Finance Committee’s selection of Deloitte & Touche LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. All services provided by Deloitte & Touche LLP were approved by the Audit and Finance Committee.

Fee Category	Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2008

Audit Fees (1)	$860,000	$1,109,583
Audit Related Fees (2)	35,000	211,285

Total Fees	$895,000	$1,320,868

(1)	“Audit fees” consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	“Audit-related fees” in fiscal 2009 related to fees associated with responding to an SEC Comment Letter. Audit-related fees in fiscal 2008 related to the opening balance sheet audit of Constella Group, LLC and a review of financial transactions at a foreign field office.

Pre-Approval Policies and Procedures

The Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit and Finance Committee has also delegated to the Chairman of the Audit and Finance Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the Chairman of the Audit and Finance Committee pursuant to this delegated authority is reported at the next meeting of the Audit and Finance Committee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

OTHER MATTERS

This proxy statement and accompanying notice of meeting provide notice that the stockholders will be asked to vote on the election of the Company’s nominees and the adoption of proposals 1 and 3 at the Annual Meeting. In accordance with the Company’s By-Laws, no persons other than the Company’s nominees may be nominated for Director election or elected at the Annual Meeting and no business may be transacted at the meeting except the election of the Company’s nominees and the stockholder vote on the adoption of proposals 1 and 3 and such other matters as may be brought before the meeting by or at the direction of the Board or an authorized Committee of the Board. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by SRA. In addition to solicitations by mail, our Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, personal interviews, or other means, and SRA reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, SRA will reimburse them for their out-of-pocket expenses in this regard.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending December 31, 2009.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders, and stockholder nominees for Director election, intended to be presented at the 2010 annual meeting of stockholders must be received by SRA at our principal office at 4300 Fair Lakes Court, Fairfax, VA 22033, Attention: Corporate Secretary, not later than May 21, 2010 for inclusion in the proxy statement for that meeting.

Under our Amended and Restated By-laws, proposals of stockholders intended to be presented at the 2010 annual meeting of stockholders (other than matters included in our proxy statement pursuant to Rule 14a-8(e)) must be received by our Corporate Secretary at our principal office in Fairfax, Virginia (i) not later than 60 days nor earlier than 90 days prior to the first anniversary of the 2009 Annual Meeting or (ii) if the date of the 2010 annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the 2009 Annual Meeting, (a) not earlier than the 90th day prior to the 2010 annual meeting and (b) not later than the later of the 60th day prior to the 2010 annual meeting and the 10th day following the day that notice of the date of the 2010 annual meeting was mailed or public disclosure of that date was made, whichever first occurs. A copy of our Amended and Restated By-laws may be obtained from our Corporate Secretary. A stockholder should carefully read our Amended and Restated By-laws to comply with the notice requirements for such stockholder proposals and stockholder nominees for Director.

By Order of the Board of Directors,

Mark D. Schultz, Secretary

September 17, 2009

APPENDIX A

Proposed Amendment to the Certificate of Incorporation

If approved by the stockholders, the Company’s Amended and Restated Certificate of Incorporation would be amended by amending Article IX in its entirety as follows:

Article Ninth:

NINTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors; Election of Directors. The number of Directors of the Corporation shall not be less than three. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional Directors under specified circumstances, the exact number of Directors within the limitations specified in the preceding sentence shall be determined from time to time by, or in the manner provided in, the By-laws of the Corporation. Election of Directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

2. Term of Office. Subject to the terms of any class or series of Preferred Stock, the Directors of the Corporation shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation or removal, notwithstanding that any Director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

3. Quorum. A majority of the Directors at any time in office shall constitute a quorum for the transaction of business, provided that in no case shall less than one-third of the number of Directors fixed in accordance with Section 1 of this Article NINTH constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

4. Action at Meeting. Every act or decision done, or made by, a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law, by this Certificate of Incorporation, or by the By-laws of the Corporation.

5. Removal. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

6. Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall, unless otherwise required by law or resolution of the Board, be filled only by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A Director elected to fill a vacancy in accordance with the preceding sentence shall be elected to a term expiring at the next annual meeting of stockholders following his election and shall remain in office until the election and qualification of his successor or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

7. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

8. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 67% of the votes which all the stockholders would be entitled to cast in any annual election of Directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

A - 1

SRA INTERNATIONAL, INC.

4300 FAIR LAKES COURT FAIRFAX, VA 22033

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the environmental impact and costs incurred by SRA International, Inc. in mailing paper proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SRA International, Inc., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M16073-P83595 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold ForAll To withhold authority to vote for any individual

SRA INTERNATIONAL, INC.

All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

If Proposal 1 (as set forth on the right of this proxy card) is approved, the Board of Directors recommends a vote FOR all of the ten nominees listed below under 0 0 0 Proposal 2.

Vote on Directors Proposal 2: Election of Directors Nominees: The Board of Directors recommends you vote FOR the

01) Stanton D. Sloane 06) Miles R. Gilburne following proposal(s): 02) Edmund P. Giambastiani, Jr. 07) Gail R. Wilensky 03) William T. Keevan 08) Michael R. Klein Vote on Proposals 04) John W. Barter 09) David H. Langstaff

Proposal 1: Declassification of the Board of Directors For Against Abstain

05) Larry R. Ellis 10) Ernst Volgenau

1. To approve the Amendment to the Company’s Amended If Proposal 1 (as set forth on the right of this proxy and Restated Certificate of Incorporation to Provide for 0 0 0 card) is not approved, only Admiral Giambastiani and Annual Election of All Directors Messrs. Sloane and Keevan are nominated for election as Class II directors and the other seven members of Proposal 3: Ratification of Selection of Auditor the Board of Directors shall continue their terms until their Class is due for election. If Proposal 1 is not 3. Ratification of Selection of Deloitte & Touche LLP as 0 0 0 approved, the Board of Directors recommends a vote Independent Registered Public Accounting Firm FOR Admiral Giambastiani and Messrs. Sloane and Keevan as the Class II directors.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

For address changes and/or comments, please check this box and write them on 0 the back where indicated. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will Please indicate if you plan to attend this meeting. 0 0 be voted FOR items 1 and 3, and for the applicable nominees set forth in Proposal 2. If any other matters properly come before the meeting, or if cumulative voting is required, Yes No the person or persons named in this proxy (or their substitutes) will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M16074-P83595 SRA INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, OCTOBER 28, 2009

The stockholder(s) hereby appoint(s) Ernst Volgenau and Richard J. Nadeau, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SRA International, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Time, on October 28, 2009, at The Tower Club Tysons Corner, 8000 Towers Crescent Drive, Suite 1700, Vienna, VA 22182, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof, including, without limitation, to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) identified herein become(s) unable to serve.

This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted FOR all proposals on the reverse side. Attendance of the stockholder(s) at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the stockholder(s) shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of the Company or shall vote in person at the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE